Exhibit 10.8

CAPGROW HOLDINGS JV LLC

Second Amended and REstated

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF JANUARY 4, 2023

Table of Contents

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ii

Section 11.14. Exhibits and Schedules	50
Section 11.15. Further Action	50
Section 11.16. Waiver of Jury Trial	50
Section 11.17. Cumulative Remedies	50
Section 11.18. Section Titles	51
Section 11.19. No Third Party Beneficiaries	51
Section 11.20. Number of Days	51
Section 11.21. Waiver of Conflict	51
Section 11.22. Time of the Essence	51

Schedules and Exhibits

Schedule 3.1	Members, Addresses, Initial Capital Contributions and Initial Percentage Interests

Schedule 4.1(a)	Administrator’s Duties

Schedule 4.1(h)(i)	Compliance Policy

Schedule 4.1(h)(ii)	Vendor Compliance Language

Schedule 4.2(a)	Unanimous Actions

Schedule 7.5(b)	Reporting Deliverables

Schedule 9.7(b)(ii)	Liquidity Cap

Schedule 9.7(c)(i)	Example Calculation of Liquidity Right

Schedule 9.7(d)	Form of OP Unit Certification

Schedule 11.3(b)	Attollo Ownership and Control

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CAPGROW HOLDINGS JV LLC (the “Company”), dated as of January 4, 2023, by and among CapGrow Holdings Member LLC, a Delaware limited liability company (the “Majority Member”), Attollo Venture LLC, a Delaware limited liability company (“Attollo”), and such other persons as shall hereinafter become members as hereinafter provided (each a “Member” and, collectively, the “Members”).

Preliminary Statement

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to the filing of a Certificate of Formation in the office of the Secretary of State of the State of Delaware on December 12, 2014 (the “Certificate”);

WHEREAS, prior to the date hereof, the Company was governed by that certain Amended and Restated Limited Liability Company Agreement (the “Prior Agreement”), dated as of February 27, 2015 (the “Prior Agreement Date”), by and between the Majority Member and Matthew Pettinelli, an individual (“Pettinelli”);

WHEREAS, on March 3, 2015, (i) Pettinelli assigned all of his interest in the Company to Attollo, (ii) Attollo was admitted as a member of the Company and assumed certain rights and obligations of Pettinelli under the Prior Agreement, and (iii) Pettinelli withdrew as a member of the Company (but retained certain rights and obligations in accordance with the Prior Agreement and that certain Joinder thereto, dated as of March 3, 2015);

WHEREAS, on the date hereof, pursuant to that certain Membership Interest Purchase Agreement between the Members (the “MIPA”), the Majority Member purchased a portion of the membership interest in the Company previously held by Attollo;

WHEREAS, the Members desire to amend and restate the Prior Agreement and to enter into this Agreement to provide for the regulation and establishment of the affairs of the Company, the conduct of the Company’s business and the relations among them as Members of the Company from and after the date hereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree that the Prior Agreement is amended and restated in its entirety as follows:

Article I

Definitions

Section 1.1.        Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Administrator” has the meaning given in Section 4.1(a).

“Affiliate” means, with respect to any Person, (i) any other Person who Controls, is Controlled by or is under common Control with such Person, (ii) any director, officer, partner or employee of such Person or any Person specified in clause (i) above or (iii) any immediate family member of any Person specified in clause (i) or (ii) above. For purposes of this Agreement, so long as SDREIT OP and/or SDREIT Parent is advised by Sculptor Real Estate Advisors LP, Sculptor Capital Management, Inc., or one of their respective Affiliates, any Affiliate of SDREIT OP and/or SDREIT Parent (as applicable) will also be deemed an Affiliate of Sculptor Real Estate Advisors LP and Sculptor Capital Management, Inc. (and their respective Affiliates), as applicable, and vice versa.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as it may be further amended, supplemented, restated or otherwise modified from time to time.

“Anti-Corruption Laws” means any applicable law, regulation, or rule related to combating corruption or bribery, including the United States Foreign Corrupt Practices Act of 1977 as amended, and the UK Bribery Act of 2010, as amended.

“Anti-Money Laundering Laws” means any applicable law, regulation, or rule related to combating money laundering, suspicious transactions, trade embargos, economic sanctions, or terrorist financing, including the US Bank Secrecy Act of 1986, the USA Patriot Act of 2001 (in each case to the extent applicable to the Members, the Company, the Subsidiaries, or to this Agreement), the SDN List or any similar list maintained by OFAC.

“Applicable Laws” means any law, regulation, or rule applicable to this Agreement, to the Company, to a Subsidiary, or to any Member or any Affiliate thereof, including the Anti-Corruption Laws and the Anti-Money Laundering Laws.

“Appraised Value” means the sum of the values of the Company Assets (i) as determined by agreement between the Manager and Attollo within twenty (20) Business Days after the occurrence of an event giving rise to the need to determine the Appraised Value or (ii) failing such agreement, as determined by an Appraiser appointed by agreement between the Manager and Attollo within ten (10) Business Days of the expiration of the twenty (20) Business Day period during which the Manager and Attollo attempt to jointly determine the Appraised Value or (iii) failing such agreement to appoint, as determined by an Appraiser appointed by agreement between two other Appraisers, one of whom shall be appointed by the Manager and one shall be appointed by Attollo. The Appraiser will determine (and will be instructed by the Members to determine) the Appraised Value based on net operating income derived from the Company Assets.

“Appraiser” means a certified member of the Appraisal Institute with a national practice who has at least ten (10) years’ standing and established experience in appraising properties of the same type and in the geographic area as any Company Assets that are the subject of such appraisal.

“Attollo” has the meaning given in the caption to this Agreement.

“Auditor” has the meaning given in Section 7.4.

“Authorized Person” has the meaning given in Section 4.3(a).

“Available Cash” means, for any period, all Company receipts during such period derived from the conduct of the Company’s business or from financing obtained by the Company (excluding Capital Contributions, but including any reduction in Reserves), reduced by (i) all cash expenditures (including management and other fees and debt service) made by the Company during such period (but not including expenditures made from Capital Contributions during such fiscal period) and (ii) any additions to Reserves.

“Bankruptcy Event” means, with respect to any Person, (i) the voluntary or involuntary commencement of a case by or against such Person under Title 11 of the United States Code (the “Bankruptcy Code”) or any other bankruptcy, insolvency, reorganization, debt arrangement, dissolution or similar provision of state law now or hereafter in effect; (ii) the consent by such Person to any such case or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person; (iii) such Person makes an assignment for the benefit of creditors or agrees to a similar procedure under state law; (iv) such Person shall fail to, or admit in writing its inability to, pay its debts generally as they become due; (v) the entry of an order for relief under the Bankruptcy Code against such Person; and/or (vi) such Person or its board of directors, members, partners or managers shall vote to implement, or otherwise consent to, any of the foregoing. Notwithstanding the preceding sentence, the involuntary commencement of a bankruptcy case under the Bankruptcy Code shall not be deemed a “Bankruptcy Event” if such case was not directly or indirectly solicited by or on behalf of such Person and such case is dismissed within ninety (90) Business Days after the filing of the involuntary petition for relief.

“Book Basis” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)       The initial Book Basis of any asset contributed by a Member to the Company shall be the gross fair market value of such asset. In the case of any other contributed asset, such gross fair market value shall be as reasonably determined by the Manager.

(b)       The Book Basis of the Company Assets shall be adjusted to equal their respective gross fair market values if the Manager determines to restate Capital Accounts in accordance with the transaction consummated pursuant to the MIPA and any future Crystallization Election (as provided in Section 9.6) and otherwise in accordance with the Regulations.

(c)       The Book Basis of any item of Company Assets distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the Manager.

(d)       The Book Basis of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and subparagraphs (vi) of the definitions of “Net Profits” and “Net Losses” herein; provided, however, that Book Basis shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Book Basis of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d), such Book Basis shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Budget” means the approved annual budget for the Company and its Subsidiaries for a given Fiscal Year, as adopted and/or modified from time to time in accordance with Section 4.4.

“Business” has the meaning given in Section 10.1.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are generally closed for commercial banking business.

“Call Amount” has the meaning given in Section 5.2(a).

“Call Notice” has the meaning given in Section 5.2(a).

“Capital Account” means, when used with respect to any Member, the capital account maintained for such Member in accordance with Section 5.5 hereof, as such capital account may be increased or decreased from time to time pursuant to the provisions of Section 5.5.

“Capital Contributions” means the amount of money and/or the agreed upon net fair market value of property contributed to the Company by a Member or its predecessor in interest on the date of contribution and shall include the contributions of such Member made (or deemed made) pursuant to Sections 5.1, 5.2, or 9.6.

“Certificate” has the meaning given in the preliminary statement to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Company” has the meaning given in the caption to this Agreement.

“Company Assets” means all right, title and interest of the Company in and to all or any portion of the assets of the Company and any business property (real or personal) or estate acquired in exchange therefor or in connection therewith, including (as applicable) the Properties and any membership or other interest in each Subsidiary.

“Company Minimum Gain” means “partnership minimum gain” as set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Company Nonrecourse Debt” has the meaning given the term “nonrecourse liability” in Regulation § 1.752-1(a)(2).

“Company Nonrecourse Deductions” has the meaning given the term “nonrecourse deductions” in Regulation § 1.704-2(b)(1) and Regulation § 1.704-2(b)(2). The amount of Company Nonrecourse Deductions for a Fiscal Year is determined in accordance with Regulation § 1.704-2(c).

“Control” (including its correlative meanings, “Controlled by,” “Controlling” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Crystallization Election” has the meaning given in Section 9.6(b).

“Death/Disability” means if Pettinelli’s employment with the Company terminates by reason of death or a Disability Termination (as defined in the Employment Agreement).

“Default Purchase Notice” has the meaning given in Section 9.4(a).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year, except that if the Book Basis of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Basis as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Book Basis using any reasonable method selected by the Manager.

“Disqualifying EA Non-Renewal” has the meaning given in Section 9.7(b)(i)(A).

“Distribution” means any cash, securities, property or other assets distributed to a Member by the Company.

“Drag-Along Sale” means the sale of the Company, in a single transaction or a series of related transactions, pursuant to the acquisition of one hundred percent (100%) of the outstanding Interests (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding Interests or otherwise).

“Employment Agreement” means that certain Amended and Restated Employment Agreement between the Company and Pettinelli, dated on or about the date hereof, as amended from time to time.

“Equivalent Terms” means (a) the terms of the offer notice, taken as a whole, are equal to or better for Pettinelli than the then-existing terms of the Employment Agreement, and (b) each of the proposed new salary, bonus and term of the agreement in the offer notice are equal to or better for Pettinelli than the then-existing terms for the exact same items in the then-existing Employment Agreement.

“Exercise Period” has the meaning given in Section 9.7(b).

“Fiscal Year” means the fiscal year for the Company that is designated by the Manager. As of the date hereof, the Fiscal Year is the calendar year ending on December 31 of each year.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Entity” means (i) any national, federal, state or local, whether domestic or foreign, government, quasi-governmental entity, court, tribunal, commission, or any governmental bureau, or any regulatory, administrative or other agency, or (ii) any political or other subdivision, department, or branch of any of the foregoing.

“Interest” means the interest of a Member in the Company, including the right of such Member in the capital, profits and losses of, and Distributions from, the Company, and the right of such Member to any and all benefits to which such Member may be entitled under this Agreement.

“IRR” means, as of any date, the discount rate that causes the net present value as of the most recent IRR Start Date of all Distributions (other than Distributions made pursuant to Section 6.4(a)(i) and Section 6.4(a)(ii)) made to the Majority Member since such IRR Start Date to equal the net present value as of such IRR Start Date of all Capital Contributions made (or deemed made pursuant to this Agreement) by the Majority Member (other than Special Contributions) on or after such IRR Start Date. In determining IRR, (i) the rate of return shall be calculated with a Microsoft Excel worksheet using its “XIRR” function, (ii) net present value shall be determined based on the actual date each applicable Capital Contribution and Distribution was made (or deemed to have been made pursuant to this Agreement, taking into account the deemed Capital Contributions and reimbursements described in Section 9.6), and (iii) all Distributions shall be based on the amount of such Distribution prior to the application of any federal, state or local taxation to the Majority Member (including any withholding or deduction requirements).

“Hypothetical Distributions” means, with respect to a Member as of a given date, the hypothetical Distributions that such Member would receive if the Company sold all of its assets for the Net Asset Value as of such date and distributed all of the proceeds of such sale (e.g., an amount equal to such Net Asset Value) pursuant to Section 6.4 on such date (after giving effect to Sections 6.4(d) and/or 6.5, as applicable).

“IRR Start Date” means (i) the date hereof, and (ii) each Quinquennial Date for which a Crystallization Election was actually made.

“Liquidator” means (i) the Manager or (ii) such other Person who is appointed by the Manager or in accordance with Applicable Laws to take all actions related to the winding up of the Company’s business and the distribution of the Company’s assets.

“Liquidity Amount” has the meaning given in Section 9.7(b).

“Liquidity Cap” has the meaning given in Section 9.7(b)(ii).

“Liquidity Information Request” has the meaning given in Section 9.7(a).

“Liquidity Notice” has the meaning given in Section 9.7(b).

“Liquidity Percentage” has the meaning given in Section 9.7(c)(i).

“Liquidity Right” has the meaning given in Section 9.7(a).

“Liquidity Right Cessation Event” has the meaning given in Section 9.7(b)(i)(B).

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Major Action” has the meaning given in Section 4.1(c).

“Majority Member” has the meaning given in the caption to this Agreement.

“Manager” has the meaning given in Section 4.2(a).

“Member” has the meaning given in the caption to this Agreement.

“Member Nonrecourse Debt” means a partner nonrecourse debt within the meaning of Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain” as set forth in Section 1.704-2(i)(2) of the Regulations.

“Member Nonrecourse Deductions” means the items of loss, deduction, and expenditure attributable to Member Nonrecourse Debt within the meaning of Section 1.704-2(i)(2) of the Regulations.

“Minimum Equity Requirement” means that the difference of (a) the sum of (i) the initial Capital Contribution deemed made by Attollo on the date hereof plus (ii) all additional Capital Contributions (but not Special Contributions) actually made in cash by Attollo after the date hereof, without taking into account Section 9.6, minus (b) the sum of (x) Distributions of proceeds from sales or refinancing, or other capital events with respect to Company Assets actually made to Attollo after the date hereof (it being understood that Distributions of operating cash flow will not be taken into account in this definition) plus (y) the total Liquidity Amounts (if any) exchanged by Attollo pursuant to Section 9.7, is not less than Five Million Dollars ($5,000,000).

“MIPA” has the meaning given in the preliminary statement to this Agreement.

“Necessary Expenses” means the following costs and expenses payable by the Company or any Subsidiary: (i) any and all real estate taxes and other taxes; insurance premiums; utilities; debt service and other amounts due and payable under any indebtedness of the Company or a Subsidiary thereof (including any payments due upon maturity); (ii) amounts necessary to discharge any lien against any of the Properties, the Company or any Subsidiary; (iii) any amounts required to be paid to a Governmental Entity; (iv) any amounts owed under any other third party instruments or agreements to which the Company or any Subsidiary is a party or by which any of the Properties is otherwise bound (including any lease); and/or (v) any other amount that, in the good faith determination of the Manager, is necessary for the preservation or protection of the Company, any Subsidiary or the Properties.

“Net Asset Value” means, at any given time, the net asset value of the Company Assets, which shall be determined in good faith by the Manager using the same information and methodology that SDREIT Parent used to calculate its most recent publicly reported net asset value. For this purpose, it is expected that the Manager will take the most recent net asset value calculation for SDREIT Parent’s indirect interest in the Company Assets from SDREIT Parent and adjust it to eliminate any reductions for the promote, third-party ownership and/or similar items that were applied by SDREIT Parent in arriving at such calculation.

“Net Losses” means, for each Fiscal Year or other period, an amount equal to the excess of (a) the Company’s items of loss and deduction for such year or other period over (b) the Company’s items of income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss and deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i)         Any income of the Company that is exempt from federal income tax, and not otherwise taken into account in computing Net Losses, will be considered an item of income.

(ii)        Gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis.

(iii)        Any increase or decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company Assets pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations shall constitute an item of income or loss, respectively.

(iv)       Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Losses, will be considered an item of deduction.

(v)        In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account the Depreciation for the taxable year or other period as determined hereunder.

(vi)       To the extent an adjustment to the adjusted tax basis of any of the Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Losses.

(vii)      Notwithstanding any other provision of this definition, any items of income, gain, loss or deduction which are specially allocated pursuant to Section 6.2 shall not be taken into account in computing Net Losses.

The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules comparable to those set forth in subparagraphs (i)-(vi) above.

“Net Profits” means, for each Fiscal Year or other period, an amount equal to the excess of (a) the Company’s items of income and gain for such year or other period over (b) the Company’s items of deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss and deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i)         Any income of the Company that is exempt from federal income tax, and not otherwise taken into account in computing Net Profits, will be considered an item of income.

(ii)        Gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis.

(iii)       Any increase or decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company Assets pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations shall constitute an item of income or loss, respectively.

(iv)       Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Profits, will be considered an item of deduction.

(v)        In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account the Depreciation for the taxable year or other period as determined hereunder.

(vi)       To the extent an adjustment to the adjusted tax basis of any of the Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits.

(vii)      Notwithstanding any other provision of this Paragraph, any items of income, gain, loss or deduction which are specially allocated pursuant to Section 6.2 of this Agreement shall not be taken into account in computing Net Profits.

The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 of this Agreement shall be determined by applying rules comparable to those set forth in subparagraphs (i)-(vi) above.

“New Owner” means a Person that (i) prior to a Permitted Transfer did not own ten percent (10%) or more of the direct or indirect interests in Attollo’s original Interest, and (ii) following such Permitted Transfer will own ten percent (10%) or more of the direct or indirect interests in Attollo’s original Interest.

“Objection Notice” has the meaning given in Section 4.4(b).

“OFAC” means the Office of Foreign Assets Control at the United States Department of the Treasury.

“Offset Member” has the meaning given in Section 6.5.

“OP Units” means Class I Units of SDREIT OP, as described in that certain Second Amended and Restated Limited Partnership Agreement of SDREIT.

“Percentage Interest” means the percentage interest of a Member in the Company, which at any given time shall equal the aggregate Capital Contributions (excluding Special Contributions) made or deemed made by such Member (or its predecessor(s) in interest, if any) on and after the most recent IRR Start Date, up to and including such time, divided by the aggregate Capital Contributions (excluding Special Contributions) made or deemed made by all of Members (and any predecessor(s) in interest) on or after the most recent IRR Start Date, up to and including such time, in each case taking into account any transfers of Capital Contributions described in Section 9.7(c)(i). As of the date of this Agreement, the Members’ initial Percentage Interests are as set forth on Schedule 3.1 hereto.

“Permissible Termination” means each of (i) Pettinelli’s Termination Without Cause at any time, (ii) Pettinelli’s Resignation For Good Reason at any time, and (iii) so long as Pettinelli is employed by the Company through the last day of the Term, any of (A) the mutual agreement of the Company and Pettinelli to terminate the Employment Agreement, (B) a non-renewal of the Term by either the Company or Pettinelli, if such non-renewal actually terminates Pettinelli’s employment upon the end of the Term, or (C) Pettinelli’s Resignation Without Good Reason after the end of the Term.

“Permitted Transfer” means:

(a)       If the Transferring Member is the Majority Member, any direct or indirect Transfer of a Member’s Interest, in whole or in part, as long as Control over the Majority Member’s original Interest following such Transfer is directly or indirectly vested in one or more of (A) SDREIT OP, (B) SDREIT Parent, (C) Sculptor Real Estate Advisors LP, a Delaware limited partnership, and/or (D) Sculptor Capital Management, Inc., a Delaware corporation; or

(b)       If the Transferring Member is Attollo, any direct or indirect Transfer of such Member’s Interest, in whole or in part, so long as (i) Control over such Member’s original Interest following such Transfer remains vested in the same Person(s) in which Control was vested as of the date hereof, (ii) ultimate beneficial economic ownership of such Member’s original Interest following such Transfer remains vested one hundred percent (100%) in one or more of the following: (1) the same individual(s) who beneficially own such Interest as of the date hereof; (2) Pettinelli’s spouse and/or descendants of Pettinelli or his spouse; (3) trusts of which one or more individual(s) named under (1) and (2) are beneficiaries; and (4) any partnership, limited liability company or other entity of which any one or more of the individual(s) and/or trusts named under (1), (2) or (3) are all of the partners, members, shareholders, or participants, their immediate family members and/or trusts or other estate planning vehicles for the benefit thereof, (iii) such Transfer is not prohibited under the terms of any material loan, financing or other agreement with respect to the Company, any Subsidiary or the Properties, (iv) such Transfer does not violate any of the representations, warranties or covenants contained in Sections 11.2 and 11.3, and (v) if a Transfer would result in a New Owner, (A) Attollo has notified Majority Member and provided information regarding such New Owner as the Majority Member reasonably requested, and (B) the New Owner passed a customary background check performed by the Majority Member.

“Person” or “person” means an individual, corporation, association, partnership, limited liability company, trust, joint venture, business trust or unincorporated organization or other entity or organization, or a Governmental Entity.

“Pettinelli” has the meaning given in the preliminary statement to this Agreement.

“Prior Agreement” has the meaning given in the preliminary statement to this Agreement.

“Prior Agreement Date” has the meaning given in the preliminary statement to this Agreement.

“Prohibited Person” means any of the following: (a) a Person currently listed on the SDN List or any similar list maintained by OFAC; (b) a Person owned (other than through publicly traded shares) or controlled, directly or indirectly, by a Person listed on the SDN List or any similar list maintained by OFAC; (c) a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of U.S. law, regulation, or executive order; or (d) a Person incorporated in any country subject to U.S. country-based economic sanctions whereby conducting transactions with that Person would be in violation of any Applicable Laws.

“Promote Cessation Event” means any of (i) Termination For Cause of Pettinelli at any time except that, for purposes of Section 9.6 only, solely if Pettinelli is first told of a Termination For Cause within thirty (30) days prior to a Quinquennial Date, such Termination For Cause shall not count as a Promote Cessation Event until the day after such Quinquennial Date (and Attollo will have an opportunity to make a Crystallization Election with respect to such Quinquennial Date), (ii) a Resignation Without Good Reason by Pettinelli prior to the expiration of the Term (it being understood that Pettinelli’s rejection of a Company renewal offer relating to the Employment Agreement (including a Qualifying Company EA Renewal Notice) does not constitute a Resignation Without Good Reason as long as Pettinelli does not actually resign prior to the end of the Term), (iii) an event of which the Majority Member obtained actual knowledge after Pettinelli’s Termination Without Cause or Death/Disability that would have constituted Termination For Cause under his Employment Agreement, (iv) Attollo or Pettinelli materially breached any surviving confidentiality provision or restrictive covenant contained herein or in Pettinelli’s Employment Agreement at any time after Pettinelli’s Termination Without Cause or his Death/Disability, (v) any breach by Attollo of Sections 11.2(j), 11.2(k) or 11.2(l), or (vi) the occurrence of a Bankruptcy Event with respect to Attollo.

“Promote Distributions” means the amounts distributable to Attollo pursuant to clause (x) of each of Section 6.4(a)(iv) and Section 6.4(a)(v) (without taking into account Section 6.4(d)).

“Properties” means homes located throughout the United States of America that are owned in whole or in part by the Subsidiaries and used for disability housing.

“Protected Customer” has the meaning given in Section 10.1.

“Qualifying Company EA Renewal Notice” has the meaning given in Section 9.7(b)(i)(C).

“Quinquennial Date” has the meaning given in Section 9.6(a).

“Quinquennial Notice” has the meaning given in Section 9.6(a).

“Regulations” means the regulations promulgated under the Code.

“REIT” has the meaning set forth in Section 4.8(a)(vii).

“Reserves” means funds or other amounts set aside or otherwise allocated or designated by the Manager in its reasonable discretion, (a) to pay taxes, insurance premiums, future or anticipated obligations, contingent or unforeseen obligations, and all other costs, expenses, and liabilities incident to the Company’s operations and ownership of the Company Assets, including amounts that may be needed to fund the Company’s operating deficits or to service the Company’s debt obligations; (b) to allow the Company to make repairs, capital improvements, acquisitions, replacements, or renewals; or (c) for any other valid purpose relating to the Company determined by the Manager.

“Resignation For Good Reason” has the meaning given in the Employment Agreement.

“Resignation Without Good Reason” has the meaning given in the Employment Agreement.

“Restricted Period” has the meaning given in Section 10.1.

“SDN List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“SDREIT OP” means Sculptor Diversified REIT Operating Partnership LP, a Delaware limited partnership, or a successor to all or a portion of Sculptor Diversified REIT Operating Partnership LP’s (or a prior successor’s) business where such successor owns 50% or more of the assets of such predecessor, as measured immediately prior to an applicable transaction.

“SDREIT Parent” means Sculptor Diversified Real Estate Income Trust, Inc., a Maryland corporation, or a successor to all or a portion of Sculptor Diversified Real Estate Income Trust, Inc.’s (or a prior successor’s) business where such successor owns 50% or more of the assets of such predecessor, as measured immediately prior to an applicable transaction.

“Second Quinquennial Notice” has the meaning given in Section 9.6(a).

“Special Call Amount” has the meaning given in Section 5.2(b).

“Special Call Notice” has the meaning given in Section 5.2(b).

“Special Contribution” has the meaning given in Section 5.2(b).

“Special Investment Balance” means a balance to be maintained by the Company for each Member, initially equal to zero, (i) to which is added the amount of each Special Contribution (if any) made by such Member pursuant to Section 5.2(b), and (ii) from which is subtracted the sum of all Distributions made to such Member pursuant to Section 6.4(a)(ii); provided that the Special Investment Balance cannot be reduced below zero.

“Special Return Balance” means a balance to be maintained by the Company for each Member, initially equal to zero, which balance shall be increased daily throughout the term of this Agreement by an amount equal to the product of (i) the sum of such Member’s Special Investment Balance as of such date plus such Member’s Special Return Compounding Amount as of such date, multiplied by (ii) the quotient of fifteen percent (15%) divided by 365. A Member’s Special Return Balance shall be reduced, but not below zero, each time, and to the extent such Member receives a Distribution pursuant to Section 6.4(a)(i).

“Special Return Compounding Amount” means, with respect to any Member, the positive difference (if any) of (i) such Member’s Special Return Balance as of the most recent anniversary of the date on which the first Special Contribution was made to the Company, less (ii) the amount of all Distributions made to such Member pursuant to Section 6.4(a)(i) since such date; provided that a Member’s Special Return Compounding Amount cannot be less than zero.

“Special Termination For Cause” has the meaning given in Section 9.7(b)(i)(D).

“Specified Interest” has the meaning given in Section 9.4(b).

“Subsidiary” means any Person directly or indirectly owned in whole or in part by the Company.

“Tag-Along Buyer” has the meaning given in Section 9.2(a).

“Tag-Along Offer” has the meaning given in Section 9.2(a).

“Term” has the meaning given in the Employment Agreement, and includes any agreed extension of the Term thereunder, provided that an “at-will” period under the Employment Agreement will not constitute an extension of the Term.

“Termination For Cause” means, with respect to Pettinelli, either of (i) if Pettinelli’s employment is terminated by the Company as a result of a Termination For Cause (as defined in the Employment Agreement), or (ii) if Pettinelli resigns as an employee of the Company as a result of a Resignation Without Good Reason at any time prior to the fifth (5th) anniversary of the date hereof.

“Termination Without Cause” means, with respect to Pettinelli, any of (i) if Pettinelli’s employment is terminated by the Company as a result of a Termination Without Cause (as defined in the Employment Agreement), (ii) if Pettinelli resigns as an employee of the Company as a result of a Resignation For Good Reason at any time prior to the fifth (5th) anniversary of the date hereof, (iii) if Pettinelli resigns as an employee of the Company as a result of a Resignation Without Good Reason for any reason at any time on or after the fifth (5th) anniversary of the date hereof, or (iv) if Pettinelli’s Employment Agreement terminates as a result of Pettinelli’s Death/Disability.

“Territory” has the meaning given in Section 10.1.

“Total Attollo Contribution” has the meaning given in Section 9.7(b)(i)(E).

“Transfer” has the meaning given in Section 9.1(a).

“Transferee” has the meaning given in Section 9.1(b).

“Unanimous Action” has the meaning given in Section 4.2(a).

“Withheld Member” has the meaning given in Section 6.7.

Section 1.2.       Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “hereunder” shall mean this entire Agreement as a whole unless reference to a specific section of this Agreement is made. All references in this Agreement to a section or article shall mean a section or article of this Agreement, unless otherwise expressly specified.

Article II

General Provisions

Section 2.1.       Formation. One or more Persons has acted as the organizer or organizers of the Company by preparing, executing and filing with the Delaware Secretary of State the Certificate pursuant to the LLC Act, as such Certificate may have been or may be amended from time to time. The Company was formed under the name CapGrow Holdings JV LLC. The acts of such Persons are hereby authorized and ratified. The Administrator, the Manager or either’s attorney is hereby designated as an authorized person, within the meaning of the LLC Act, to execute, deliver and file any amendments and/or restatements thereof and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by the Administrator, the Manager or either’s attorney of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

Section 2.2.        Name. The Company shall conduct its activities under the name of CapGrow Holdings JV LLC.

Section 2.3.      Term. The Company’s existence shall be perpetual, unless sooner dissolved, wound up or terminated in accordance with Article VIII of this Agreement or the LLC Act.

Section 2.4.     Purpose; Powers. (a) The purpose of the Company shall be to conduct and engage in the following activities: (i) directly or indirectly (through Subsidiaries) acquire, purchase, own, hold, manage, develop, operate, improve, rent, lease, fund, finance, encumber, sell, transfer, exchange, dispose of, invest in or otherwise deal with the Properties and any other Company Assets and any direct or indirect interest therein or any securities of any kind issued by any entity primarily engaged in such activities, (ii) to own, directly or indirectly, a limited liability company or other interest in, and act as a member of each of the Subsidiaries, (iii) to conduct such other lawful business activities related or incidental thereto or as the Members may otherwise determine and (iv) to exercise all powers enumerated in the LLC Act necessary to the conduct, promotion or attainment of the purposes set forth herein and for the protection and benefit of the Company.

(b)         The Company is authorized and empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes and for the protection and benefit of the Company, including all acts and things permitted under the LLC Act and this Agreement.

Section 2.5.     Place of Business; Registered Office and Registered Agent. The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or such other office as is approved by the Manager. The Company shall maintain an office and principal place of business at 320 West Ohio Street, Suite 650, Chicago, Illinois 60654, or at such other place as may from time to time be determined as its principal place of business by the Manager. The name and address of the Company’s registered agent as of the date of this Agreement is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

Article III

Members

Section 3.1.     Name and Address. The name, address and initial Percentage Interest of each Member as of the date of this Agreement are set forth on Schedule 3.1 hereto. Such schedule shall be amended from time to time by the Manager to reflect the admission or withdrawal of a Member or the transfer or assignment of Interests in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein. The Manager shall promptly distribute such amendments in writing to each of the Members.

Section 3.2.     Limitation of Liability; Indemnification. Except as otherwise provided by the LLC Act or expressly provided by this Agreement, none of the Members, the Manager, the Administrator, nor any of the Company’s Authorized Persons, officers, employees or agents shall be personally liable for any debt, obligation or liability of the Company or of any other Member, whether arising in contract, tort or otherwise, solely by reason of such status. Nothing in this Agreement shall require the Manager, the Administrator, or the Members to take any action or fail to take any action, in either case, for the benefit of any creditor of the Company. The Company shall indemnify, defend and hold harmless each Member from and against all third-party claims, demands, liabilities and expenses (including attorneys’ fees and any amounts expended in the settlement of any such third-party claim, demand, liability or expense) to the maximum extent permitted under the LLC Act, except to the extent resulting from such Member’s or its Affiliates’ willful misconduct, gross negligence, fraud or intentional breach of the terms of this Agreement.

Section 3.3.     Liability of a Member to the Company. (a) A Member that rightfully receives the return of any portion of a Capital Contribution is liable to the Company only to the extent now or hereafter provided by the LLC Act. A Member that receives a Distribution made by the Company in violation of this Agreement or made when the Company’s liabilities exceed its assets (after giving effect to such Distribution) shall be liable to the Company for the amount of such Distribution.

(b)        Except as expressly provided in this Agreement, no Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to sign, act for or bind the Company solely by virtue of being a Member, all of such powers being vested in the Administrator and the Manager as provided in this Agreement. Any Member that executes any document or instrument or otherwise takes any action to bind the Company in violation of this Section 3.3 shall be solely responsible for, and shall indemnify, defend and hold harmless the Company and each other Member against, any losses that the Company, or such other Member, as the case may be, may at any time become subject to or liable for by reason of the actions specified above. The provisions of this Section 3.3 shall survive the termination of this Agreement.

Section 3.4.     Action by Members Without a Meeting. Whenever the Members of the Company are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing (including in electronic format), setting forth the action so taken, shall be signed by the Members who hold voting interests having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the Members entitled to vote thereon were present and voted and shall be delivered to the administrative office of the Company, or to an employee or agent of the Company.

Section 3.5.     Certain Duties and Obligations of the Members. (a) The Members shall take all action which may be reasonably necessary or appropriate (i) for the formation and continuation of the Company as a limited liability company under the laws of the State of Delaware and (ii) for the development, maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and Applicable Laws. The Members shall take all action which is reasonably necessary and appropriate to form or qualify the Company to conduct the business in which the Company is engaged under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification.

(b)        No Member shall take any action so as to cause the Company to be classified for Federal income tax purposes as an association taxable as a corporation and not as a partnership.

(c)        Except as expressly provided herein, neither this Agreement nor a Person’s status as a Member of the Company shall preclude any Member or any of its Affiliates from engaging in any activity whatsoever permitted by Applicable Laws (whether or not such activity might compete, or constitute a conflict of interest, with the Company), including the provision of financial or investment advisory services to any Person, managing investments or receiving compensation or profit from any of the foregoing.

Article IV

Management and Operation of the Company

Section 4.1.     Administrator. (a) Subject to the express restrictions set forth in Section 4.1(c) and the Manager’s rights in Sections 4.1(d) and 4.2, Attollo shall have the right, power and authority, and the duty, to manage the day-to-day business and affairs of the Company, unless and until Pettinelli’s Employment Agreement is terminated (Attollo, acting in the capacity described in this sentence, the “Administrator”). In addition, Attollo (in its capacity as the Administrator) shall, at the request of the Manager, implement, on behalf of the Company, any Major Actions that the Manager elects to have the Company take. Attollo shall devote such time to the Company and its business and affairs as shall be necessary to conduct the business and affairs of the Company in an efficient manner and to carry out the Administrator’s responsibilities as set forth herein. Without limiting the generality of the foregoing (but subject to the express restrictions set forth in Section 4.1(c) and Section 4.1(e)), the Administrator shall have the right and duty to do, accomplish and complete, for and on behalf of the Company all of the actions set forth on Schedule 4.1(a) hereto. The Administrator shall perform all of its obligations under this Agreement with reasonable diligence and in a prompt and businesslike manner, exercising such care and skill as a prudent investor with sophistication and experience in acquiring, owning, operating and managing companies like the Company and its Subsidiaries and properties like the Properties would exercise in dealing with its own assets. The Administrator shall comply with, and shall cause each employee and agent of the Company and its Subsidiaries to comply with, all Applicable Laws.

(b)        Except as provided in Pettinelli’s Employment Agreement, the Administrator shall not be entitled to compensation for serving as the Administrator. Subject to Sections 4.1(c) and 4.1(e), the Administrator shall be entitled to the reimbursement of any out-of-pocket expenses it incurs on behalf of the Company to unaffiliated third parties in accordance with the Budget.

(c)        Notwithstanding anything to the contrary contained in this Agreement, but subject to the final sentence of this Section 4.1(c), the Administrator shall not (and shall not have any right, power or authority to) take or cause or permit the Company (or any Subsidiary) to take (or commit the Company or any Subsidiary to take) (i) any action that is not expressly authorized by the then current Budget (any such action, a “Major Action”), or (ii) any Unanimous Action (which, as set forth below, require the consent of all the Members). For the avoidance of doubt, to the extent that any action is expressly authorized by the then current Budget, the Administrator may take such action without any further consent of the Manager or any other Member. The Administrator may not cause or permit any individual line item in the then current Budget to be exceeded without the consent of the Manager. The Administrator may not execute any lease or other occupancy agreement or acquire any real or personal property in the name of, or on behalf of, the Company or any Subsidiary unless (i) expressly approved in writing by the Manager in advance or (ii) executed or consummated, as applicable, in accordance with a business plan and/or policy regarding such matters previously adopted by the Manager in its sole discretion. Notwithstanding the foregoing, the Administrator shall have the right and responsibility to market and sell Properties upon the expiration or termination of the leases applicable to such Properties, subject to the Manager’s approval (not to be unreasonably withheld) of the final sale price therefor.

(d)       Without limiting any of the rights of the Manager set forth in this Agreement, if the Administrator fails to perform or comply with, or to cause the performance of or compliance with, any obligation or duty imposed on it pursuant to this Agreement, then, without limiting any other remedy available to the Manager, the Manager may perform or comply with, or cause the performance of or compliance with, that obligation or duty and any reasonable out-of-pocket expense arising from that performance or compliance, other than any expense that would have been incurred by the Company had the Administrator so acted, will be borne by the Administrator.

(e)        Notwithstanding anything to the contrary contained herein, concurrently with the earlier of (i) the termination of Pettinelli’s Employment Agreement or (ii) the delivery of a Termination Notice (as defined in the Employment Agreement) by any party under such Employment Agreement, Attollo shall be deemed removed as the Administrator under this Agreement and (A) shall have no further rights as the “Administrator” under this Agreement, and (B) shall not have any veto, consent or voting rights in its capacity as a Member with respect to any action or decision of the Company or any Subsidiary, except for Unanimous Actions, which shall require all of the Members’ consent at all times.

(f)        In the event of the removal of the Administrator hereunder, the former Administrator shall account to the Company with respect to all uncompleted business of the Administrator, and the Manager shall have the right, but not the obligation, to appoint any Person (whether or not such Person is a Member) as a substitute Administrator.

(g)       Notwithstanding anything to the contrary in this Agreement, if, at any time, the Company or any Subsidiary enters into an agreement with an Affiliate of the Administrator, then the Manager shall have the exclusive right to act on behalf of the Company with respect to the negotiation and approval of such agreement, as well as the enforcement of the rights and remedies of the Company or such Subsidiary and defaults under any such agreement (including the exercise of any applicable right of termination in accordance with the terms thereof). Without limiting the foregoing, in the event of the removal of the Administrator hereunder, the Manager may in its sole discretion cause any and all agreements with any Affiliates of the Administrator to be terminated.

(h)       Attollo covenants and agrees that in its capacity as Administrator, it (and its direct and indirect members, owners, employees and agents) shall conduct any business related to the business of the Company or the Subsidiaries in accordance with the compliance policy attached hereto as Schedule 4.1(h)(i), or a substantially similar compliance program that is reasonably acceptable to the Manager, and shall use commercially reasonable efforts to cause all Persons with whom the Company or any Subsidiary conducts business (including contractors, consultants and agents) to perform their responsibilities in accordance with such policy. Accordingly, Administrator shall cause all written agreements between the Company or a Subsidiary, on the one hand, and any Person with whom the Company or any Subsidiary conducts business in excess of $25,000 per year, on the other hand, to include language substantially similar to that set forth on Schedule 4.1(h)(ii) attached hereto. Majority Member shall have the right to perform a periodic anti-corruption re-diligence. Upon Majority Member’s reasonable request, Attollo shall complete a re-diligence questionnaire with respect to any Property acquisition(s), to be returned to the Majority Member.

Section 4.2.     Manager. (a) The full right, power, authority and discretion to conduct the business and affairs of the Company, and to do all things necessary to carry on the business of the Company, shall be vested in a manager (the “Manager”) (who may, but need not be, a Member), acting alone and without the consent of any other Member; provided that (i) the Administrator (until its removal) shall have responsibility and authority for the day-to-day operations of the Company in accordance with Section 4.1 and elsewhere in this Agreement, and (ii) the actions set forth on Schedule 4.2(a) hereto (the “Unanimous Actions”) shall require the consent of all Members. Without limiting the generality of the foregoing, (A) the Manager shall have the full and exclusive right, power and authority to make all decisions (affirmative or negative) and to take any actions on behalf of the Company with respect to Major Actions or to revoke any such Major Actions, and to take any and all other actions, and to make any and all other decisions in respect of the Company as determined by the Manager in its sole discretion (with the understanding, however, that Unanimous Actions shall require the consent of both Members), including any acquisition, sale, merger, financing, refinancing, call for Capital Contributions or other transaction with respect to all or part of the Company, any Subsidiary, the Properties or otherwise; and (B) except as otherwise provided herein, the Manager is hereby authorized to execute and deliver on behalf of the Company any and all documents, contracts, certificates, agreements and instruments, and to take any action of any kind and to do anything and everything the Manager deems necessary, desirable or appropriate in accordance with the provisions of this Agreement and the LLC Act.

(b)     The Manager shall be appointed by the Majority Member. The Majority Member is hereby appointed as the initial Manager.

(c)     The Manager may be removed only by the Majority Member. The Manager may resign as Manager by giving not less than thirty (30) days written notice to the Company and each Member, and such resignation shall take effect at such time as is specified in such notice of resignation. The resignation of the Manager shall not affect such Manager’s rights as a Member, if any, and shall not constitute a withdrawal of a Member. Upon the resignation of the Manager, the successor Manager shall be selected by the Majority Member; provided, however, that so long as Attollo is serving as Administrator hereunder, any successor Manager shall be an Affiliate of the Majority Member.

(d)      The Manager shall not be entitled to compensation for serving as Manager. The Manager shall be entitled to the reimbursement of any reasonable out-of-pocket expenses it incurs on behalf of the Company.

(e)      Whenever pursuant to this Agreement the Manager exercises any right given to it to approve or disapprove or to provide or withhold consent or any arrangement or term is to be satisfactory or acceptable to the Manager, all such decisions, directions and determinations made by the Manager shall be in the sole and absolute discretion of the Manager, except as otherwise expressly provided for in this Agreement, and shall be final and conclusive. Notwithstanding any other provision of this Agreement or anything to the contrary existing at law, in equity, or otherwise, the Manager shall, to the fullest extent permitted by law, owe no duties (including fiduciary duties) to the Company or the Members. To the fullest extent permitted by Delaware law, this Agreement eliminates any fiduciary duties that the Manager has to the Company or the Members; provided, however, that (A) the Manager shall act in accordance with this Agreement and the implied contractual covenant of good faith and fair dealing and (B) the Manager may be liable to the Company and its Members if the Manager engaged in willful misconduct.

Section 4.3.      Officers and Authorized Persons. (a) The Manager may designate one or more individuals as officers or agents of the Company, who may but need not have titles, and shall exercise and perform such powers and duties as shall be assigned and delegated to them from time to time by the Manager. Any such officer or agent (an “Authorized Person”) may be removed by the decision of the Manager at any time, with or without cause. Each Authorized Person shall hold office until his or her successor is elected and qualified, unless earlier removed in accordance with this Section 4.3. Any number of offices may be held by the same individual.

(b)        The Authorized Persons, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Manager not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Authorized Persons taken in accordance with such powers shall bind the Company.

(c)        Notwithstanding any other provision of this Agreement or anything to the contrary existing at law, in equity, or otherwise, each of the Authorized Persons and officers, of the Company shall, to the fullest extent permitted by law, owe no duties (including fiduciary duties) to the Company or the Members. To the fullest extent permitted by Delaware law, this Agreement eliminates any fiduciary duties that any Authorized Person or officer of the Company has to the Company or the Members.

Section 4.4.      Budget. (a) The Company previously adopted a Budget for Fiscal Year 2022 pursuant to the Prior Agreement, which Budget is hereby ratified. The Manager may direct the Administrator at any time to prepare, and the Administrator shall prepare, taking into account such circumstances as the Manager deems appropriate, a proposed revised budget for the balance of the then-current Fiscal Year, which shall become the Budget for such Fiscal Year upon written approval by the Manager.

(b)        Not later than fifteen (15) days prior the beginning of each Fiscal Year beginning with Fiscal Year 2023, the Administrator shall prepare for the Company and present to the Manager a proposed budget for the Company and its Subsidiaries for such Fiscal Year (containing such detail as reasonably requested by the Manager). Such proposed budget shall not be deemed the Budget for such Fiscal Year until accepted by the Manager’s express written approval. Not later than thirty (30) days after receipt by the Manager of a proposed budget (or such longer period as the Manager may reasonably request on notice to the Administrator), the Manager may deliver a notice (an “Objection Notice”) to the Administrator stating that the Manager objects to any information contained in or omitted from such proposed budget and setting forth the nature of such objections. Failure of the Manager to deliver an Objection Notice or an approval notice shall be deemed rejection of the Administrator’s proposed budget in its entirety. Upon receipt of any Objection Notice, the Administrator shall modify the proposed budget, taking into account the Manager’s objections, and shall resubmit the same to the Manager for the Manager’s approval within fifteen (15) days thereafter, and the Manager may deliver further Objection Notices (if any) within fifteen (15) days thereafter (in which event, the re-submission and review process described above in this sentence shall continue until the budget in question is accepted and consented to by the Manager). As to any portion of a proposed budget that is the subject of an Objection Notice after the start of the new Fiscal Year, the Budget for the immediately preceding Fiscal Year shall be deemed to control pending resolution by the Manager of the disputed items to the extent it is applicable thereto.

(c)        If the Administrator and the Manager have not agreed on the Budget for a Fiscal Year prior to the commencement of such Fiscal year, or within sixty (60) days after the Manager requests the Administrator to prepare a new budget under Section 4.4(a), the Manager may adopt a new Budget in its sole discretion or modify an existing Budget, and such Budget shall be deemed to control upon written notice to the Administrator.

Section 4.5.     Company Expenses The cost of engaging a law firm or law firms to represent Attollo and Pettinelli in connection with the negotiation and execution of this Agreement and the MIPA shall be borne by the Company to the extent provided in the MIPA, and shall otherwise be borne by Attollo and/or Pettinelli. All other reasonable costs and fees of third party professionals, consultants, advisors and other contractors retained by the Company in accordance with this Agreement shall be an expense of the Company to the extent approved in writing by the Manager in advance. For the avoidance of doubt, any costs incurred by the Majority Member, the Company and/or any Subsidiary in respect of any financing obtained by the Company or any Subsidiary shall be borne by the Company.

Section 4.6.     Management of Subsidiaries. All of the provisions of this Agreement regarding the management and governance of the Company shall apply to the management and governance of each Subsidiary, whether any Subsidiary is managed or controlled directly or indirectly by the Company, as member, manager, partner, stockholder or otherwise. Any action to be taken by a Subsidiary shall for all purposes hereof be construed as an action taken by the Company and shall be subject to the same rights and limitations granted and imposed on the Members under this Agreement. Any and all references herein to the Company or any Manager, Administrator or Member causing or directing any action on behalf of a Subsidiary shall be deemed to refer to the Company causing (or such Manager, Administrator or Member causing the Company to cause), in its capacity as a member of such Subsidiary or its capacity to otherwise Control to such Subsidiary, such action to be taken for and on behalf of such Subsidiary. Subject to the last sentence of this Section 4.6, the Administrator shall perform, with no additional compensation, the same or substantially identical services for each Subsidiary as the Administrator performs for the Company, subject to the terms, conditions, limitations and restrictions set forth in this Agreement and provided that if and to the extent any one or more of the Administrator’s services are to be performed by a third-party property manager pursuant to a property management agreement, then such property manager shall perform the same. The Administrator agrees to perform such duties, and in such circumstances and with regard to such duties, the Administrator shall be subject to the same standards of conduct and shall have the same duties and obligations in performing such services on behalf of each Subsidiary as are set forth in this Agreement. Without limiting the generality of the foregoing (and notwithstanding anything contained herein to the contrary), any action or decision to be taken or made by or on behalf of a Subsidiary that, if taken or made by or on behalf of the Company would constitute (a) a Major Action, will require the approval of the Manager and (b) a Unanimous Action, will require the approval of the Members as set forth in Section 4.2. Notwithstanding anything to the contrary herein, but without limiting, restricting or diminishing in any manner the duties and obligations of the Administrator hereunder, the Administrator shall not be required to perform any services for any Person other than the Company and its Subsidiaries.

Section 4.7.        Indemnification. The Company shall indemnify, defend and hold harmless the Manager, the Administrator and each Authorized Person of the Company from and against any and all third-party claims, demands, liabilities and expenses (including attorneys’ fees and any amounts expended in the settlement of any such claim, demand, liability or expense) to the maximum extent permitted under the LLC Act, except to the extent that any such third-party claims, demands, liabilities or expenses arise as a result of the willful misconduct, gross negligence, intentional breach of the terms of this Agreement or fraud of the Manager, the Administrator or Authorized Person of the Company, as the case may be. The Company shall advance to the indemnified party referred to above the amount of such expenses and fees at the time they become due, unless the Manager makes a good faith reasonable determination that such indemnified party will not be entitled to indemnification according to the standard set forth above. If expenses have been advanced to the indemnified party and it is ultimately determined that such indemnified party did not meet the above standard then the amounts advanced to the indemnified party shall be repaid by such indemnified party.

Section 4.8.        REIT Provisions. (a) Notwithstanding anything to the contrary in this Agreement, without the prior consent of the Majority Member, the Company shall not:

(i)         acquire any stock or securities of another issuer, provided, however, that the Company may acquire assets described in Section 856(c)(4)(A) of the Code;

(ii)        enter into any lease or permit any sublease that provides for rent based upon any Person’s income or profits (as determined for purposes of Section 856(d)(2)(A) of the Code), excluding for this purpose a lease or sublease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any Person;

(iii)       enter into any lease that provides for the rental to others of personal property, except a lease that provides for the rental of both personal property and real property and in which the personal property accounts for less than fifteen percent (15%) of the total rent attributable to the property subject to such lease (as determined pursuant to Section 856(d)(1) of the Code);

(iv)       acquire or hold debt unless (x) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any Person, and (y) the debt is secured by mortgages on real property or on interests in real property that have a value at least equal to the amount of such debt and any other debt that is senior to or pari passu with the debt acquired or held by the Company;

(v)        engage directly or indirectly in any sale or exchange of property that could result in the imposition of a prohibited transactions tax on any Affiliate of the Majority Member pursuant to Section 857 of the Code in the reasonable opinion of the Company’s lawyers;

(vi)       make an election or take any action that would cause the Company to be treated as an entity (including a publicly traded partnership as defined in Section 7704 of the Code) that is not classified as a partnership for federal income tax purposes;

(vii)      enter into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any real property held directly or indirectly by the Company other than (x) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which such real property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company does not, directly or indirectly, derive revenue or (B) a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) of an Affiliate of the Majority Member that has elected to qualify as a “real estate investment trust” within the meaning of Section 856 of the Code (a “REIT”) who is adequately compensated for such services or (y) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the tenants at the Properties);

(viii)     enter into any agreement or other arrangements that, in the aggregate, would result in either (x) more than five percent (5%) of the annual gross income received or accrued by the Company from all sources for each calendar year failing to qualify as under Section 856(c)(2) of the Code, or (y) more than twenty-five percent (25%) of the annual gross income received or accrued by the Company from all sources for each calendar year failing to qualify as under Section 856(c)(3) of the Code; or

(ix)        hold cash of the Company available for operations or distribution in any manner other than a traditional bank checking account or money market account.

(b)       While the Administrator shall not be required independently to determine whether any transaction or arrangement not otherwise expressly prohibited under a provision in this Section 4.8 would adversely affect the ability of any Affiliate of the Majority Member to qualify as a REIT or would result in the imposition of any taxes or penalties under Parts II and III of Subchapter M of Chapter 1 of Subtitle A of the Code, as now enacted or hereafter amended, if the Administrator has actual knowledge, or is otherwise informed by any Affiliate of the Majority Member in the exercise of such Majority Member Affiliate’s reasonable judgment, that a transaction or arrangement reasonably could have an adverse effect on a Majority Member Affiliate’s ability to qualify as a REIT or could result in the imposition of any taxes or penalties under Parts II and III of Subchapter M of Chapter 1 of Subtitle A of the Code, as now enacted or hereafter amended, the Administrator shall take such actions (or refrain from taking such actions) as are reasonably required by an Affiliate of the Majority Member to protect such Majority Member Affiliate’s REIT status; provided, however, that the terms of this Section 4.8 are in addition to, and shall not limit or create an exception to, any of the specific restrictions on the authority of the Administrator set forth elsewhere in this Agreement.

(c)       So long as the Majority Member holds a direct or indirect ownership interest in the Company, unless written consent to a particular action, or waiver to this provision, in writing, is received from the Majority Member, (i) the Company shall not own or acquire any securities, including debt securities, of any issuer unless the Majority Member, after reasonable diligence, has determined that such ownership or acquisition would not jeopardize any Majority Member Affiliate’s status as a REIT, and (ii) the Administrator shall ensure that any “hedging transaction” within the meaning of Section 1.1221-2(b) of the Regulations shall be properly identified in the Company’s books and records in accordance with Section 1.1221-2(f) of the Regulations.

(d)       So long as the Majority Member holds a direct or indirect ownership interest in the Company, upon request of the Majority Member, the Company shall make available to the Majority Member and its counsel such documents and/or other information regarding the Company’s structure, assets, and operations as are reasonably necessary for the Majority Member and its counsel to conduct due diligence with respect to any Majority Member Affiliate’s qualification as a REIT, including without limitation the completion by the Administrator of such reasonable questionnaires as the Majority Member may periodically request.

(e)       Notwithstanding anything to the contrary in this Agreement, to maintain REIT compliance or to avoid the application of any REIT prohibited transaction tax, the Majority Member (as it reasonably deems advisable) may cause the Company to (i) contribute or transfer any asset or service owned directly or indirectly by the Company to a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) owned directly or indirectly by the Company, which taxable REIT subsidiary shall have an existing (or newly file a) joint taxable REIT subsidiary election with any Affiliate of the Majority Member that is qualified as a REIT, or (ii) engage in other similar transactions.

(f)        The Administrator shall follow the instructions provided by the Manager or its representatives with regard to maintaining REIT status pursuant to the terms of this Section 4.8 and shall have no liability if it relies upon the information so provided.

Article V

Capital Contributions

Section 5.1.     Initial Capital Contributions. After taking into account all amounts contributed to the Company prior to the date hereof and the transactions contemplated by the MIPA, each of the Members is hereby deemed to have made an initial Capital Contribution as of the date hereof in the amount set forth on Schedule 3.1 hereto.

Section 5.2.     Subsequent Fundings. (a) In the event it is determined by the Manager that funds are required (i) in connection with any of the purposes set forth in Section 2.4, (ii) to pay for fees, costs or expenses payable by the Company pursuant to this Agreement or (iii) otherwise to meet the Company’s then existing obligations, then the Manager shall give written notice (a “Call Notice”) to each of the Members specifying the aggregate amount of the funds required (the “Call Amount”) and each Member’s Percentage Interest at such time. Each of the Members shall have the right, but not the obligation, within ten (10) days after delivery of the Call Notice, to fund any such further Capital Contributions in an amount equal to its respective Percentage Interest (at such time) of such Call Amount. Promptly thereafter, the Majority Member shall make an additional Capital Contribution equal to the positive difference of such Call Amount minus the portion thereof that was actually funded by Attollo, and the Members’ Percentage Interests shall be adjusted accordingly.

(b)       In the event it is determined by the Manager that funds are required to pay for Necessary Expenses, then in lieu of issuing a Call Notice pursuant to Section 5.2(a), the Manager may elect (in its sole discretion) to give written notice (a “Special Call Notice”) to each of the Members specifying the aggregate amount of the funds required (the “Special Call Amount”) and each Member’s Percentage Interest at such time. Each of the Members shall have the right, but not the obligation, within ten (10) days after delivery of the Special Call Notice, to fund any such further Capital Contributions in an amount equal to its respective Percentage Interest (at such time) of such Special Call Amount. Promptly thereafter, the Majority Member shall make an additional Capital Contribution equal to the positive difference of such Special Call Amount minus the portion thereof that was actually funded by Attollo. Capital Contributions funded pursuant to this Section 5.2(b) shall be known as “Special Contributions” and shall not affect a Member’s Percentage Interest.

(c)       No Member shall be required to make a Capital Contribution except as provided in this Agreement.

Section 5.3.     Priority and Return of Capital. No Member shall have priority over any other Member, whether for the return of a Capital Contribution or for Net Profits, Net Losses or a Distribution except as provided herein; provided, however, that this Section 5.3 shall not apply to any loan, guaranty, endorsement, collateral or other indebtedness (as distinguished from a Capital Contribution) given, made or incurred by a Member to the Company or any creditor of the Company or to any indebtedness of the Company to a Member in connection with any business transaction.

Section 5.4.      Withdrawal or Reduction of Capital Contributions. Except as otherwise expressly provided in this Agreement, no Member shall be entitled to demand or receive the return of its Capital Contribution.

Section 5.5.      Capital Accounts. A Capital Account shall be maintained for each Member. Said Capital Account shall be kept in accordance with the provisions of Section 1.704-1(b)(2)(iv) of the Regulations. Without limiting the foregoing, each Member’s Capital Account shall be (a) increased by the net agreed value of each Capital Contribution made by such Member, allocations to such Member of the Net Profits and any other allocations to such Member of income pursuant to Section 6.2, and (b) decreased by the net agreed value of each Distribution made to such Member by the Company, allocations to such Member of Net Losses and other allocations to such Member pursuant to Section 6.2. The Manager shall restate the Capital Account of each Member on the date hereof and as of each Quinquennial Date for which a Crystallization Election is made in accordance with Section 9.6 to be equal to the deemed initial Capital Contribution of such Member as of such date. The Member may also restate the Capital Accounts upon any other event for which such restatement is permitted pursuant to the Regulations promulgated under Code Section 704(b).

Section 5.6.      Transfers. Upon a permitted sale or other Transfer of an Interest, the Capital Account of the Member transferring its Interest shall become the Capital Account of the Person to whom such Interest is sold or transferred in accordance with Section 1.704-1(b)(2)(iv) of the Regulations.

Section 5.7.      Deficit Capital Account. No Member shall have any liability to restore all or any portion of a deficit balance in a Capital Account, except as otherwise provided in this Agreement.

Section 5.8.     Modifications. The manner in which Capital Accounts are to be maintained pursuant to this Agreement is intended to comply with the requirements of Section 704(b) of the Code. If the Manager determines in writing that the manner in which Capital Accounts are to be maintained pursuant to this Agreement should be modified to comply with Section 704(b) of the Code, then the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

Article VI

Allocations; Distributions

Section 6.1.     Allocations of Net Profits and Net Losses. For purposes of maintaining the Capital Accounts of the Company, Net Profits or Net Losses for any tax year (or portion thereof) shall be allocated among the Members, to the extent possible, in such a manner as to cause the balance in the Capital Account of each Member, as adjusted to reflect the allocations provided hereunder and the allocations under Section 6.2, to be equal to the aggregate amount of cash such Member would receive if the Company were liquidated and each of the Company Assets were sold for an amount of cash equal to its respective Book Basis, all debt obligations were satisfied in accordance with their respective terms (limited with respect to each Company Nonrecourse Debt or Member Nonrecourse Debt to the Book Basis of the asset(s) securing such debt) and the remaining cash were distributed as provided in Section 6.4. For purposes of applying this Section 6.1, a Member’s Capital Account balance shall be deemed to be increased by such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain determined as of the end of such Fiscal Year (or other taxable period).

Section 6.2.      Required Special Allocations. Notwithstanding Section 6.1 hereof:

(a)        Any Member Nonrecourse Deductions shall be specially allocated to the Member(s) that bear(s) the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.

(b)        Appropriate allocations of income, gain, loss or deduction shall be made to the extent required to comply with the “qualified income offset” provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations, the Company “minimum gain chargeback” provisions of Section 1.704-2(f) of the Regulations, and the Member “minimum gain chargeback” provisions of Section 1.704-2(i)(4) of the Regulations, all issued pursuant to Section 704(b) of the Code. To the extent permitted by such Regulations, the allocations in such year and subsequent years shall be further adjusted so that the cumulative effect of all the allocations shall be the same as if all such allocations were made pursuant to Section 6.1 hereof without regard to Section 6.2(a) and this Section 6.2(b).

(c)        In the event any Member has a deficit Capital Account balance at the end of a Fiscal Year that is in excess of the sum of (i) the amount (if any) such Member is obligated to restore pursuant to the Agreement, and (ii) the amount (if any) such Member is deemed to be obligated to restore pursuant to the Regulations, taking into account all other allocations and adjustments under this Agreement (made as if this Section 6.2(c) were not in this Agreement), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible.

(d)        Any Company Nonrecourse Deductions for a Fiscal Year shall be specially allocated to the Members in accordance with their Percentage Interests. The Manager shall allocate to each Member a share of excess nonrecourse liability of the Company in such manner as it shall reasonably determine, taking account of the tax effect of such allocation to each Member.

(e)        In accordance with Code § 704(c) (and the principles thereof) and the Regulations issued with respect thereto, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, or after Company Assets has been revalued under Section 1.704-1(b)(2)(iv) of the Regulations, shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Basis using any reasonable method permitted under the Regulations that is selected by the Manager. Allocations pursuant to this Section 6.2(e) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(f)         Net Profits, Net Losses, income, gain, deductions and credits allocated to a Company interest transferred, issued, or reissued during a Fiscal Year shall be allocated to the Persons who were the holders of such Company interest during such Fiscal Year, using any method selected by the Manager to the extent permitted by the Code.

Section 6.3.        Distributions. The Manager may from time to time make Distributions at such times and in such amounts as it shall reasonably determine (but no less than quarterly). At such times as the Manager makes Distributions, it shall provide the Members with a statement setting forth in reasonable detail the manner in which the Distributions were calculated and determined. Notwithstanding any provisions to the contrary in this Agreement, the Company shall not make a Distribution if such Distribution would violate the LLC Act or any provision of Applicable Laws.

Section 6.4.        Priority of Distributions. (a) Subject to Sections 6.4(d), 6.4(e), 6.5 and 8.3, any Distributions of Available Cash shall be applied and Distributed to each of the Members as follows:

(i)         First, such Available Cash shall be distributed one hundred percent (100%) to the Members in the ratio of their respective Special Return Balances (if any) until each Member’s Special Return Balance has been reduced to zero;

(ii)        Second, any remainder of such Available Cash (after the distribution of such Available Cash in the manner described in clause (i) above) shall be distributed one hundred percent (100%) to the Members in the ratio of their respective Special Investment Balances (if any) until each Member’s Special Investment Balance has been reduced to zero;

(iii)       Third, any remainder of such Available Cash (after the distribution of such Available Cash in the manner described in clauses (i) and (ii) above) shall be distributed one hundred percent (100%) to the Members in the ratio of their respective Percentage Interests until the Majority Member has received an IRR of ten percent (10%);

(iv)      Fourth, any remainder of such Available Cash (after the distribution of such Available Cash in the manner described in clauses (i), (ii) and (iii) above) shall be distributed on a pari passu basis, (x) twelve percent (12%) to Attollo and (y) the remainder to the Members in the ratio of their respective Percentage Interests until the Majority Member has received an IRR of fifteen percent (15%);

(v)        Thereafter, any remainder of such Available Cash (after the distribution of such Available Cash in the manner described in clauses (i), (ii), (iii) and (iv) above) shall be distributed on a pari passu basis, (x) twenty percent (20%) to Attollo and (y) the remainder to the Members in the ratio of their respective Percentage Interests.

(b)        [intentionally omitted]

(c)       [intentionally omitted]

(d)       Notwithstanding the foregoing, from and after a Promote Cessation Event, all Available Cash shall be distributed to the Members in the ratio of their respective Percentage Interests. Subject to Section 6.4(e) below, the occurrence of a Promote Cessation Event shall not have any effect on Distributions previously made to a Member hereunder.

(e)        Notwithstanding anything to the contrary in this Agreement, if, at any point in time, the total of all Distributions since the formation of the Company have inadvertently not, on an aggregate basis, been made in the order of the priorities set forth in this Section 6.4 (after taking into account Section 6.4(d), if applicable, solely with respect to Distributions made after the applicable event(s) and not retroactively), then (i) each of the Members, as applicable, shall, on demand, return to the Company prior Distributions made to such Member that are in excess of the Distributions that such Member would have received (as of such point in time) if the total of all Distributions since the formation of the Company were, on an aggregate basis, made in the order of the priorities set forth in this Section 6.4 (after taking into account Section 6.4(d), if applicable, solely with respect to Distributions made after the applicable event(s) and not retroactively), and (ii) the amount so returned shall be Distributed to the other Member.

Section 6.5.     Offset. Each Member may cause the Company to offset against any Distribution to be made to a Member (the “Offset Member”) all amounts owing to the Company or another Member by such Offset Member or its Affiliate.

Section 6.6.      Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to a return of its Capital Contribution, except as specifically set forth in this Agreement.

Section 6.7.     Withholding. Notwithstanding any other provision contained in this Agreement, in the event that the Company is required to withhold and remit any taxes to the Internal Revenue Service or any other taxing authority with respect to any Member (the “Withheld Member”), then each such Withheld Member shall be required to make additional capital contributions at such times and in such amounts as determined by the Manager sufficient to fund, or reimburse the Company for, such obligations of the Company. Such capital contributions shall increase the Capital Account balance of such Member but shall not be deemed Capital Contributions for any other purposes of this Agreement, and shall not be used to calculate a Member’s Percentage Interest, IRR, or Minimum Equity Requirement, and therefore shall not change the Distributions that would otherwise be made to such Withheld Member. The amount of any such taxes remitted by the Company with respect to a Withheld Member for any year shall be a reduction of such Member’s Capital Account balance as if such amount were distributed to such Member but, provided that such Member has made the contribution required by the previous sentence, shall not reduce the actual cash Distribution to be made to such Member pursuant to this Agreement. Notwithstanding the previous sentence, the Manager may offset any Distribution to be made to a Member against any contribution required to be made by such Member and thereby reduce the contribution required to be made by such Member. To the extent that the Company pays any tax, interest or penalty, with respect to any audit adjustment relating to income taxes, such payment shall be treated in the same manner as a withholding of tax pursuant to this Section 6.7 with respect to the Member which would otherwise have had to make such payment if the Code had not been amended to provide for such payment by the Company (ignoring any tax status of such Member that would have reduced or eliminated all or part of such payment unless the Company succeeded in reducing or eliminating such portion of such payment by reason thereof). Each Member shall cooperate with the Company to provide such documentation as may be necessary or advisable to reduce the amount of tax, interest or penalty payable by the Company. Each Member agrees to indemnify and hold harmless the Company and the other Member from and against any and all liability with respect to any withholding (or audit adjustment payment treated as withholding pursuant to this Section 6.7) with respect to such Member. A Member’s obligation to so indemnify shall survive the liquidation and dissolution of the Company and/or the Member’s withdrawal from the Company or assignment of its Interest, and the Company and each other Member may pursue and enforce all rights and remedies they may have against each such Member under this Section 6.7.

Article VII

Taxes; Books and Records; Information

Section 7.1.     Tax Returns. The Administrator shall cause to be prepared and filed (by a tax preparer selected or approved by the Manager) all necessary federal, state and local income tax returns for the Company. Each Member shall furnish to the Administrator all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

Section 7.2.     Tax Elections. The Company tax returns shall include such elections, and shall otherwise be completed, as the Manager shall determine. Neither the Company nor any Member may make an election for the Company to be taxed as a corporation under the Code or any similar provisions of applicable state law, and no provisions of this Agreement shall be interpreted to authorize any such election.

Section 7.3.     Partnership Representative. The Manager shall designate a Member to be (a) the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code, as in effect for tax years beginning after December 31, 2017 (and any analogous or similar designations under state, local or foreign tax laws), and (b) the “partnership representative” within the meaning of Section 6223 of the Code (and any analogous or similar designations under state, local or foreign tax laws), and such Member so designated is hereby authorized and required to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company by tax authorities. The Majority Member is hereby designated as the initial “tax matters partner” and “partnership representative,” and such partnership representative shall designate a “designated individual” of the partnership representative from time to time. Each Member hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval, including statements required to be filed with the tax returns of the Company in order to effect the election and designation of the foregoing representative.

Section 7.4.     General Accounting Matters. On behalf of the Company, the Administrator shall keep or cause to be kept books and records pertaining to the Company’s business showing all of its assets and liabilities, receipts and disbursements and all transactions entered into by the Company or any Subsidiary. The Company shall use its own accounting software as determined by the Manager, in consultation with the Administrator. For the avoidance of doubt, the Company’s use of the accounting software known as Rent Manager is approved by the Manager. The Administrator shall provide a copy of the downloaded accounting books and records to the Manager in a useable format which can be easily uploaded to the accounting software maintained by the Manager. Such books and records, and all supporting data, of the Company shall be kept at the office of the Company and the Members and their representatives shall at all reasonable times have free access thereto for the purpose of inspecting or copying the same. The Company’s books of account shall be kept on an accrual basis or as otherwise determined by the Manager and otherwise in accordance with generally accepted accounting principles, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles. The Manager shall designate a national accounting firm of independent certified public accountants to serve as the Company’s external auditor (the “Auditor”), and may replace the Auditor in the Manager’s discretion.

Section 7.5.     Information. (a) A Member may inspect during ordinary business hours and at the principal place of business of the Company the Certificate, this Agreement, any tax returns of the Company for the immediately preceding three Fiscal Years, and all other business records in the possession of the Company; provided that such inspection does not unreasonably interfere with the day-to-day operations of the Company and is for a purpose reasonably related to the Member’s Interest.

(b)        The Administrator shall create, prepare, and maintain the books and records of the Company, at the Company’s expense. The Administrator shall deliver to each of the Members (A) the documents set forth on Schedule 7.5(b) by the applicable deadlines set forth thereon, and (B) the following additional documents:

(i)       On an annual basis, no later than sixty (60) calendar days after the end of each Fiscal Year (or such other time designated by the Manager), annual audited statements of the operation of the Company and its Subsidiaries prepared by the Auditor, including the following: (A) Balance Sheet; (B) Statement of Operations; (C) Statement of Changes in Members’ Capital; and (D) Statement of Cash Flows; provided, however, that (I) all of the foregoing shall be certified as correct by the Administrator and by the Auditor together with the opinion of the Auditor that (x) such annual statements fairly represent the financial condition of the Company, (y) such statements have been prepared in accordance with GAAP (or as otherwise selected by the Manager) consistently applied, and (z) an examination has been made by the Auditor in accordance with generally accepted auditing standards and includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, with a detailed explanation of any qualifications contained in such opinion, and (II)  with regard to any of the deliveries contemplated in (A) through (D) above, the Administrator shall cause drafts of such documents to be forwarded to the Manager no later than ten (10) Business Days (or such other time designated by the Manager) before the documents are due hereunder for Manager’s review and approval, and final deliveries shall incorporate any reasonable changes requested by Manager;

(ii)        Timely updates as to any construction, renovation and/or leasing projects related to the Company or any Subsidiary;

(iii)       Notice promptly upon becoming aware of any fact that could result in a deviation in excess of any one or more individual line items in the Budget;

(iv)       Within twenty (20) days after the end of each calendar quarter during a calendar year, an estimate of taxable income to be allocated to each Member with respect to such year through the end of such calendar quarter, which estimate shall include a schedule showing any applicable earning and profits depreciation adjustments;

(v)        On or before December 15 of each calendar year, an estimate of taxable income to be allocated to each Member with respect to such entire year, using actual information through November 30 of such year and estimated information for December of such year, which estimate shall include a schedule showing any applicable earning and profits depreciation adjustments;

(vi)       As soon as practicable following each Fiscal Year, but in any event within sixty (60) days after the close of each Fiscal Year, (i) a computation of the distributions to such Member and the allocation to such Member of the profits or losses, as the case may be, during such prior Fiscal Year, and (ii) a Schedule K-1, each as shall be necessary for the preparation by such Member of a federal, state and local income tax return for the prior Fiscal Year, together with a true and complete copy of each federal, state and local tax return of the Company; and

(vii)      Any other information the Manager shall from time to time reasonably request, including any information required by any mortgage lender with respect to any of the Company Assets.

Section 7.6.       Bank Accounts. All receipts, funds and income of the Company shall be deposited in the name of the Company in such banks or other financial institutions as are determined or approved by the Manager. Withdrawals from said banks or other financial institutions shall be made on signatures of such person or persons as shall be authorized by the Manager.

Section 7.7.        Accounting Period. The accounting period of the Company shall be the Fiscal Year.

Article VIII

Dissolution

Section 8.1.        Dissolution. The Company shall be dissolved and subsequently terminated upon the occurrence of the first of the following events:

(a)        unanimous written agreement of the Members to dissolve and subsequently terminate the Company;

(b)        any event that terminates the continued membership of any Member in the Company, but only if all of the remaining Members agree in writing to dissolve the Company;

(c)        the entry of a decree of judicial dissolution under the LLC Act;

(d)        the occurrence of any other event of dissolution under the provisions of this Agreement or, subject to the provisions of this Agreement to the contrary, the LLC Act; and

(e)         if all or substantially all of the Company Assets are sold or otherwise disposed of and the proceeds thereof distributed.

Section 8.2.     Winding-up. When the Company is dissolved, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Liquidator shall wind up and liquidate the business and property of the Company. The Liquidator shall use its best efforts to reduce to cash and cash equivalent items such Company Assets as the Liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations.

Section 8.3.      Final Distribution. Upon winding up of the Company, the assets of the Company shall be distributed in the following manner and order:

(a)        to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

(b)        to pay all creditors of the Company, other than Members, either by the payment thereof or the making of reasonable provision therefor;

(c)        to the setting up of any reserves which the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company as provided in Section 18-804(b) of the LLC Act and, subject to such Section 18-804(b), at the expiration of such period as the aforesaid person or persons may deem advisable, for distribution in the manner hereinafter provided; and

(d)        to pay, in accordance with the provisions of this Agreement applicable to such loans or in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Company that are Members, either by the payment thereof or the making of reasonable provision therefor.

The remaining assets of the Company shall be applied and distributed to the Members in accordance with Section 6.4.

Section 8.4.     Termination. The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article VIII, and the existence of the Company shall have been terminated in the manner required by the LLC Act. The Liquidator (or Members if necessary) shall take all other actions as may be necessary to terminate the Company.

Section 8.5.     Claims of the Members. Current Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member or former Member.

Section 8.6.      Distribution in Kind. (a) Notwithstanding the provisions of this Article VIII which require the liquidation of the assets of the Company, but subject to the order of priorities provided thereunder, if on dissolution of the Company the Liquidator determines that an immediate sale of part or all of the assets of the Company would be impractical or would cause undue loss to the Members, the Liquidator may, with the prior written consent of the Manager, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (other than those to Members) and may, with the prior written consent of the Manager, distribute to the Members, in lieu of cash, as tenants in common, undivided interests in such Company Assets as the Liquidator deems not suitable for liquidation.

(b)       Subject to the approval of the Manager, any distributions in kind shall be subject to such conditions relating to the disposition and management of such assets as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such assets at such time. The Liquidator shall use the Appraised Value as the fair market value of any property distributed in kind.

Article IX

Transfer of Members’ Interests

Section 9.1.     Restrictions on Transfer of Company Interests. (a) No Member may, directly or indirectly, assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any part of its Interest to any Person, including any non-economic right provided to a Member, or permit any change in the ultimate legal or beneficial ownership of such Member (any direct or indirect assignment, sale, exchange, transfer, pledge, hypothecation or other disposition of an Interest, or change in the ultimate legal or beneficial ownership of a Member, being herein collectively called a “Transfer”), nor may the Company admit any Person as an additional member of the Company, except as provided herein or with the consent of (x) the Majority Member if the Transfer involves Attollo’s Interest, or (y) Attollo if the Transfer involves the Majority Member’s Interest. Notwithstanding the foregoing, no Member’s consent shall be required with respect to (i) any Permitted Transfer or (ii) Transfers made in accordance with the terms of Sections 9.2, 9.3, 9.4, 9.6 or 9.7, subject to Sections 9.1(b)-(c) and 9.5. In the event of a partial direct Transfer of an Interest, such Transferee (as defined below) shall, for the purposes of this Article IX, be treated, together with the Member who transferred such Interest to the Transferee, as a single entity, with such transferor Member having the authority to make elections and give notices hereunder on behalf of such transferor Member and Transferee. Any such partial Transferee will be bound by the elections made by such transferor Member.

(b)       Upon any direct Transfer of a Member’s Interest in compliance with this Article IX, the Person (the “Transferee”) to whom the Member’s Interest was Transferred shall be admitted as a Member upon the Transferee’s written acceptance and adoption of all of the terms and provisions of this Agreement and delivery to the Manager by the transferring Member and its Transferee of any other documents and instruments, including any legal opinions, reasonably requested by the Manager. For purposes hereof, the term “Majority Member” shall be deemed to include any Transferee of the Majority Member and the term “Attollo” shall be deemed to include any Transferee of Attollo, except that following any Transfer of Attollo’s Interest, references to “Attollo” in Article X shall apply both to Attollo and to any Transferee of its Interest.

(c)       Notwithstanding the foregoing, no Transfer or substitution shall be recognized if (i) the Manager reasonably believes that such Transfer or substitution would pose a material risk that the Company will be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Regulations promulgated thereunder, or (ii) such Transfer would result in a breach of any of the representations and warranties set forth in Section 11.2 by the Transferee.

Section 9.2.    Tag-Along Rights. (a) If at any time the Majority Member proposes to Transfer seventy-five percent (75%) or more of its Interest (other than pursuant to Section 9.3) to a Person that is not an Affiliate of the Majority Member (a “Tag-Along Buyer”), then at least ten (10) Business Days prior to the consummation of any such Transfer, the Majority Member shall offer in writing (the “Tag-Along Offer”) to Attollo to sell Attollo’s Interest on the same terms and conditions as such Tag-Along Buyer shall purchase the Majority Member’s Interest. The Tag-Along Offer shall set forth the price and other terms and conditions of the proposed purchase, and shall also include a statement reflecting the amount each Member would be entitled to receive if the Company had sold all the Company Assets for the gross valuation implied by the purchase price, paid all the Company’s liabilities (and liabilities secured by the Company Assets) and distributed the resulting net proceeds received in accordance with this Agreement. Attollo shall have five (5) Business Days from the receipt of the Tag-Along Offer in which to accept such Tag-Along Offer by irrevocably notifying the Majority Member in writing. If Attollo, within such five (5) Business Day period, fails to advise the Majority Member in writing that Attollo accepts such Tag-Along Offer, then Attollo shall be deemed to have rejected such Tag-Along Offer (in which case the Majority Member may proceed with the Transfer of its Interest to the Tag-Along Buyer without the participation of Attollo).

(b)        If Attollo timely accepts the Tag-Along Offer, (i) the Majority Member may not Transfer its Interest to the Tag-Along Buyer unless the Tag-Along Buyer agrees to purchase all of the Majority Member’s Interest and the Interest of Attollo, all on terms and conditions consistent with the Tag-Along Offer; (ii) Attollo shall execute such documents and instruments, and take such other actions, as are reasonably required to consummate any sale of its Interest to the Tag-Along Buyer (failing which the Majority Member may proceed with the Transfer of its Interest to the Tag-Along Buyer without the participation of Attollo); (iii) each of the Majority Member and Attollo shall bear its respective Percentage Interest of all transactions costs (including any and all brokerage commissions, attorneys’ fees, transfer taxes and loan assumption fees) associated with such Transfer, whether or not such Transfer is actually consummated; and (iv) upon the consummation of such Transfer, the Members will be entitled to receive all the amounts they would have received if the Company had sold all the Company Assets for the gross valuation implied by the purchase price, paid all the Company’s liabilities (and liabilities secured by the Company Assets) and distributed the resulting net proceeds received in accordance with this Agreement. Notwithstanding anything herein to the contrary, each of the Members agrees that (x) if Attollo (or any of its Affiliates) will, directly or indirectly, acquire any Interests Transferred pursuant to this Section 9.2(b), then the Majority Member shall make representations and warranties relating to such Transfer solely as to its authority to enter into such transaction and its ownership of its Interest to be Transferred, or (y) if Attollo (or any of its Affiliates) will not, directly or indirectly, acquire any Interest Transferred pursuant to this Section 9.2(b), then the Members shall make representations and warranties relating to such Transfer on a pro-rata basis.

Section 9.3.     Drag-Along Rights. (a) The Majority Member shall have the right to cause a Drag-Along Sale pursuant to this Section 9.3 at any time. In the event of a Drag-Along Sale, each other Member (i) will consent to and raise no objections against a Drag-Along Sale or the process pursuant to which the Drag-Along Sale was arranged and (ii) agrees to sell its Interest on the terms and conditions of the Drag-Along Sale; provided that the terms of the Drag-Along Sale provide that the purchase of the Interest of any other Member shall be upon the same terms and conditions as the purchase of the Interest of the Majority Member.

(b)         Upon the completion of a Drag-Along Sale, the Members will be entitled to receive all the amounts they would have received if the Company had sold all the Company Assets for the gross valuation implied by the purchase price, paid all the Company’s liabilities (and liabilities secured by the Company Assets) and distributed the resulting net proceeds received in accordance with this Agreement. Each Member will take all necessary and desirable actions as directed by the Majority Member in connection with the consummation of any Drag-Along Sale, including without limitation, executing the applicable agreements. Each Member shall bear its respective Percentage Interest of all transactions costs (including any and all brokerage commissions, attorneys’ fees, transfer taxes and loan assumption fees) associated with such Drag-Along Sale, whether or not such Drag-Along Sale is actually consummated.

Section 9.4.     Notice of Election to Purchase. (a) At any time from and after a Promote Cessation Event, the Majority Member may deliver to Attollo a written notice (in accordance with Section 11.7) stating that it will exercise its right to purchase the Interest of Attollo (such notice, a “Default Purchase Notice”), in which case the provisions of this Section 9.4 will apply.

(b)         If a Default Purchase Notice is delivered, the Majority Member (or its designee) will have the right to purchase, and Attollo shall be required to sell, the Interest of Attollo (the “Specified Interest”) on the following terms.

(i)      The purchase price for the Specified Interest shall be equal to Attollo’s Hypothetical Distributions as of the date of the Default Purchase Notice, less any amounts then owed by Attollo or its Affiliates to the Company, any Subsidiary or any other Member.

(ii)     If the Majority Member elects to consummate the purchase, the purchase price for the Specified Interest will be paid to Attollo on the closing of the purchase. Simultaneously with the receipt of the purchase price, Attollo shall execute and deliver, and Attollo hereby irrevocably constitutes and appoints the Majority Member as Attollo’s true and lawful attorney-in-fact to execute and to deliver for and on Attollo’s behalf all documents that may be necessary, in the opinion of counsel for the Manager, to Transfer Attollo’s entire Interest to the Majority Member or any Person or Persons the Majority Member designates; provided, however, that the Majority Member shall provide Attollo with ten (10) days written notice (which notice shall include such documents proposed to be executed) prior to the execution or delivery of any such documents on Attollo’s behalf. Closing costs and all other charges (except for payment of transfer and gains taxes, which shall be payable by Attollo) involved in closing the sale will be divided pro rata (in accordance with their relative Percentage Interests) between Attollo on the one hand, and the purchaser(s) on the other hand.

(c)         In any sale of the Specified Interest pursuant to this Section 9.4:

(i)        Attollo shall convey the Specified Interest free and clear of all liens upon payment of the purchase price. If Attollo has created or suffered any liens, encumbrances or other adverse interest upon the Specified Interest, the Majority Member may either (A) bring an action for specific performance to compel Attollo to have the liens removed, in which case the closing will be adjourned for that purpose, or (B) deduct an appropriate offset against the purchase price.

(ii)       Each Person will bear its own legal fees and expenses for the purchase, except that Attollo shall pay for reasonable attorneys’ fees and costs incurred by the Majority Member in removing liens on the Specified Interest.

(iii)      The transfer of the Specified Interest will be evidenced by written instruments and documents in a form reasonably requested by the purchaser of that Specified Interest.

Section 9.5.       Other Transfer Provisions. (a) Any purported Transfer by a Member of all or any part of its Interest in violation of this Article IX shall be null and void and of no force or effect.

(b)        Except as provided in this Article IX, no Member shall have the right to withdraw from the Company prior to the Company’s termination and no additional Member may be admitted to the Company unless approved by all of the Members. In the event that a Member purports to resign as a Member, such Member shall not be entitled to receive any Distributions or fees and shall not otherwise be entitled to receive value for or in respect of its Interest except as otherwise expressly provided herein. Notwithstanding any provision of this Agreement to the contrary, a Member may not Transfer all or any part of its Interest if such Transfer would jeopardize the status of the Company as a partnership for federal income tax purposes, or would violate, or would cause the Company to violate, any Applicable Laws, including any applicable federal or state securities laws or any document or instrument evidencing indebtedness of the Company secured by the Company Assets.

(c)         Concurrently with the admission of any substitute or additional Member, the Members shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a substitute Member in place of the Member Transferring its Interest, or the admission of an additional Member, all at the expense, including payment of any professional and filing fees incurred, of such substituted or additional Member. The admission of any Person as a substitute or additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement.

(d)        If any Interest of a Member is Transferred during any accounting period in compliance with the provisions of this Article IX, each item of income, gain, loss, expense, deduction and credit and all other items attributable to such Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying Interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Manager. All Distributions on or before the date of such Transfer shall be made to the transferor, and all Distributions thereafter shall be made to the Transferee. Solely for purposes of making such allocations and Distributions, the Company shall recognize a Transfer on the date that the Manager receives notice of the Transfer which complies with this Article IX from the Member Transferring its Interest.

Section 9.6.      Quinquennial Crystallization. (a) So long as (i) no Promote Cessation Event has occurred, (ii) Pettinelli continues to serve as a full-time employee of the Company or a Subsidiary, except if there has been a Permissible Termination, and (iii) the Minimum Equity Requirement is satisfied, as soon as practical after the fifth anniversary of the date hereof and every fifth anniversary thereafter (each such anniversary, a “Quinquennial Date”), the Manager shall calculate the Hypothetical Distributions as of such date, and shall (A) notify Attollo in writing pursuant to Section 11.7 of the amount of such Hypothetical Distributions (such notice, a “Quinquennial Notice”) and (B) if Attollo has not acknowledged receipt of the Quinquennial Notice within fifteen (15) days after the delivery of such notice, provide a second notice to Attollo in substantially the same form as the Quinquennial Notice (such notice, a “Second Quinquennial Notice”); provided, however, that in the event of a Permissible Termination, the Manager’s obligations set forth in this Section 9.6 (and Attollo’s rights under Section 9.6(b)) shall apply only with respect to the period ending on the first Quinquennial Date following (or concurrent with) the date of such Permissible Termination.

(b)        Attollo shall have the right, but not the obligation, to have the Members’ Percentage Interests reset in proportion to the Hypothetical Distributions that each Member would have received as of the applicable Quinquennial Date, by delivering written notice of such election (a “Crystallization Election”) to the Manager within thirty (30) days after receipt of the Quinquennial Notice (or the Second Quinquennial Notice, if receipt of the Quinquennial Notice was not acknowledged). If Attollo does not timely make a Crystallization Election, it will be deemed to have waived its rights under this Section 9.6 with respect to the applicable Quinquennial Date, but (subject to the terms of this Section 9.6) will retain the right to make a Crystallization Election with respect to the next Quinquennial Date. Notwithstanding the foregoing, Attollo will have no right to make a Crystallization Election (i) after the occurrence of a Promote Cessation Event, (ii) if Pettinelli is no longer serving as a full-time employee of the Company or a Subsidiary, (iii) if the Minimum Equity Requirement is not satisfied at the time of the applicable Quinquennial Date and the time of the purported Crystallization Election, or (iv) if Attollo’s Hypothetical Distributions would not include any Promote Distributions; provided, however, that in the event of a Permissible Termination, Attollo shall retain the right to make a Crystallization Election with respect to the period ending on the first Quinquennial Date following (or concurrent with) the date of such Permissible Termination.

(c)        If Attollo timely makes a Crystallization Election, (i) the Members’ Percentage Interests shall be reset retroactive to the applicable Quinquennial Date to be in proportion to the Hypothetical Distributions each would have received, (ii) notwithstanding anything to the contrary in this Agreement, each Member will be deemed to have made an initial Capital Contribution as of the applicable Quinquennial Date in the amount of its respective Hypothetical Distribution (which Capital Contribution will be deemed to be in lieu of, and not in addition to, Capital Contributions made prior to the applicable Quinquennial Date, excluding Special Contributions), and (iii) the Capital Accounts of the Members shall be restated in the nature of a “book-up” so that each Member’s Capital Account balance as of the applicable Quinquennial Date is equal to its deemed initial Capital Contribution as of such Quinquennial Date. The Members intend that each Crystallization Election shall not be treated, for federal income tax purposes, as an event that would cause the recognition of taxable gain, and subsequent allocations of income, gain, loss, and deduction with respect to the Company Assets shall take into account any variation between the adjusted basis of such Company Assets for federal income tax purposes and their Book Basis using any reasonable method permitted under the Regulations that is selected by the Manager. To the extent any Capital Contributions or Distributions were made between a Quinquennial Date and a Crystallization Election with respect thereto, the Members will reimburse each other so that the Capital Contributions and Distributions made and received during such period were in proportion to the new Percentage Interests.

Section 9.7.     Liquidity Right. (a) From and after the thirty-sixth (36th) month anniversary of the date hereof, so long as no Liquidity Right Cessation Event has occurred, Attollo shall have the right, but not the obligation, to exchange a portion of its Interest for OP Units in accordance with this Section 9.7 (the “Liquidity Right”). Within thirty (30) days after each of (I) the thirty-sixth (36th) month anniversary of the date hereof and (II) each anniversary thereafter, Attollo may request, by written notice to the Manager (a “Liquidity Information Request”), valuation information relating to such liquidity right. Upon receipt of a Liquidity Information Request, the Manager will deliver to Attollo (A) the most recent Net Asset Value (and, if a Special Termination For Cause has occurred, the Net Asset Value as of the date of such Special Termination For Cause), (B) Attollo’s estimated Hypothetical Distributions based on such Net Asset Value(s) (excluding Promote Distributions and/or any Distributions that would be made pursuant to Sections 6.4(a)(i) or 6.4(a)(ii)), (C) the most recent publicly reported net asset value of SDREIT Parent, and (D) the estimated price per OP Unit at which OP Units would be issued pursuant to this Section 9.7 (based on the net asset value of SDREIT Parent) if Attollo delivers a Liquidity Notice. If Attollo does not deliver a Liquidity Information Request within such thirty (30) day period, it will be deemed to waive its Liquidity Right until the next anniversary of the date hereof, except that Attollo shall not be required to send a Liquidity Information Request if the most recent anniversary is a Quinquennial Date.

(b)       Attollo shall have the right to exercise the Liquidity Right by written notice to the Manager (a “Liquidity Notice”) delivered at any time during the ninety (90) day period commencing on the date the Manager delivers the valuation information described in Section 9.7(a) (the “Exercise Period”); provided that the Exercise Period following a Quinquennial Date shall commence upon Attollo’s waiver (or deemed waiver) of its right to make a Crystallization Election or the finalization of the Members’ new Percentage Interests following a Crystallization Election. If Attollo does not deliver a Liquidity Notice by the expiration of the Exercise Period, it will be deemed to waive its Liquidity Right until the next anniversary of the date hereof. Any Liquidity Notice must include the dollar value of the partial Interest that Attollo desires to exchange for such year (the “Liquidity Amount”), which Liquidity Amount with respect to such individual year shall be subject to the following conditions:

(i)        For purposes hereof:

(A)       “Disqualifying EA Non-Renewal” means the Company delivered a Qualifying Company EA Renewal Notice to Pettinelli by the applicable deadline (as extended in accordance therewith) under Section 1(c) of the Employment Agreement and Pettinelli rejected such offer.

(B)        “Liquidity Right Cessation Event” means a Promote Cessation Event; provided, however, that (x) a Special Termination for Cause shall not constitute a Liquidity Right Cessation Event, and (y) a Promote Cessation Event described in clause (iii) of the definition thereof shall not constitute a Liquidity Right Cessation Event unless the Company notifies Attollo of such event in writing within twelve (12) months after Pettinelli’s Termination Without Cause or Death/Disability.

(C)        “Qualifying Company EA Renewal Notice” means a notice delivered by the Company pursuant to Section 1(c) of the Employment Agreement offering to extend Pettinelli’s employment for an additional five (5) years beyond the fifth (5th) anniversary of the date hereof on Equivalent Terms.

(D)        “Special Termination For Cause” means if Pettinelli’s employment is terminated by the Company solely as a result of a Termination For Cause (as defined in the Employment Agreement) specified in clause (iii), clause (vi), clause (vii) or clause (viii) of such definition.

(E)         “Total Attollo Contribution” means the sum of (x) the initial Capital Contribution deemed made by Attollo on the date hereof plus (y) all additional Capital Contributions (but not Special Contributions) actually made in cash by Attollo after the date hereof, without taking into account Section 9.6.

(ii)       The Liquidity Amount with respect to each individual year shall not exceed the limits set forth on Schedule 9.7(b)(ii) (the “Liquidity Cap”).

(iii)      Notwithstanding the foregoing, the Liquidity Right shall no longer be available from and after a Liquidity Right Cessation Event.

(c)          Upon timely delivery of a Liquidity Notice:

(i)        Attollo will be deemed to have contributed a portion of its Interest to SDREIT OP, and SDREIT OP will be deemed to have contributed such Interest to the Majority Member. Attollo’s Percentage Interest will be decreased by a number of percentage points equal to the product of (A) a fraction, expressed as a percentage, the numerator of which is the Liquidity Amount and the denominator of which is equal to Attollo’s Hypothetical Distributions as of the date of such Liquidity Notice (excluding Promote Distributions and/or any Distributions that would be made pursuant to Sections 6.4(a)(i) or 6.4(a)(ii)) (the “Liquidity Percentage”), multiplied by (B) Attollo’s full Percentage Interest immediately prior to the date of the Liquidity Notice. Notwithstanding anything to the contrary herein, to determine the Liquidity Percentage Attollo’s Hypothetical Distributions will be calculated using the lesser of the Net Asset Value as of the date of the Liquidity Notice or the Net Asset Value as of the date of an applicable Special Termination For Cause (but the Hypothetical Distributions will nonetheless be calculated as of the date of the Liquidity Notice). For all purposes of this Agreement (including calculating IRR and further adjusting Percentage Interests after the exercise of the Liquidity Right, and determining the Members’ Capital Account balances), the Liquidity Percentage of each Capital Contribution that Attollo actually made (or was deemed to make) during the period commencing on the most recent IRR Start Date and ending immediately prior to delivery of the Liquidity Notice, will be deemed transferred from Attollo to the Majority Member (and deemed contributed by the Majority Member as of the date Attollo originally contributed—or was deemed to contribute—such amount), and the Capital Account balances of the Members will be adjusted accordingly. For clarity, changes made to the Members’ Percentage Interests and deemed Capital Contributions as a result of the exercise of the Liquidity Right will be taken into account in calculating Distributions made after the exercise of the Liquidity Right, but will not result in any retroactive recalculation of Distributions that were made prior to such exercise. For illustration purposes only, an example calculation is set forth on Schedule 9.7(c)(i).

(ii)       Subject to Section 9.7(d), the Majority Member will cause SDREIT OP to issue OP Units to Attollo with a value equal to the Liquidity Amount, based on the most recent publicly reported net asset value of SDREIT Parent.

(d)          In connection with any Liquidity Notice, Attollo shall also deliver to SDREIT OP (i) a completed and executed investor questionnaire in the form then provided by the Majority Member and (ii) a certification in the form attached hereto as Schedule 9.7(d). If the SDREIT OP reasonably determines that Attollo is not an “accredited investor” (as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended), then SDREIT OP may, in its sole and absolute discretion, deliver cash to Attollo in lieu of OP Units.

Article X

Restrictive Covenants

As partial consideration for the transactions effected pursuant to the MIPA and the granting of additional rights in favor of Attollo in this Agreement, and the benefit to be derived by Pettinelli in his capacity as the owner of Attollo, together with Attollo’s and Pettinelli’s continuing access to trade secrets, confidential information and goodwill of the Company and its Subsidiaries, each of Attollo and Pettinelli hereby agrees as follows:

Section 10.1.    Non-Competition. Subject to Sections 10.6 and 10.7, for a period of five (5) years commencing on the date hereof (the “Restricted Period”), they shall not, either on their own behalf, or in conjunction with or on behalf of any Person other than the Company or its Subsidiaries, directly or indirectly, (a) engage in the Business (as defined below) in the Territory (as defined below), or (b) operate, become employed by, render any services to or on behalf of, loan money to, control, or become a partner, shareholder, member, investor in, or otherwise hold an equity interest in any business that engages in the Business in the Territory. For purposes of this Agreement: “Business” means the business of acquiring and owning of residential property that is held for lease or sale to qualified providers (including government agencies, private agencies, or other persons) that provide services to adults with a developmental disability (including without limitation intellectual development disabilities or disabilities caused by traumatic brain injury), and/or financing and/or disposing of such property; and “Territory” means any state in the United States in which the Company or any Subsidiary owned residential property that is used in the Business as of the date hereof, or acquires residential property for purposes of the Business at any time that Pettinelli is employed by the Company or a Subsidiary. It will not be a violation of the restrictive covenant set forth in this Section 10.1 for Pettinelli (a) to be a solely passive investor in publicly-traded equity securities of a Person engaged in the Business if such investment constitutes less than two percent (2%) of the outstanding securities of such class of equity securities, or (b) to be a solely passive owner of shares of stock or other equity securities in any mutual fund.

Section 10.2.    Non-Solicitation/Non-Servicing of Customers. During the Restricted Period, they shall not, either on their own behalf, or in conjunction with or on behalf of any Person other than the Company or its Subsidiaries, directly or indirectly, solicit or assist in soliciting any Protected Customer for the purpose of leasing residential property for use as disability housing. A “Protected Customer” means any customer or lessee of the Company or its Subsidiaries (a) as of the date hereof, or (b) with whom Pettinelli has dealings or client relationship responsibilities on behalf of the Company or its Subsidiaries at any time during the Restricted Period.

Section 10.3.    Non-Interference with Business Relationships. During the Restricted Period, they shall not interfere with, or attempt to interfere with, business relationships between the Company or the Subsidiaries and any of their Protected Customers, referral sources, real estate brokers or lenders.

Section 10.4.    Non-Solicitation of Employees and Consultants. During the Restricted Period, they shall not, whether on their own behalf or on behalf of or in conjunction with any other Person, directly or indirectly:

(a)        solicit or encourage any employee of the Company or a Subsidiary to leave the employment of the Company or Subsidiary; or

(b)        solicit or encourage any consultant to cease providing services to the Company or a Subsidiary.

Section 10.5.   Remedies for Breach. In the event of any breach of Sections 10.1, 10.2, 10.3, 10.4 or 10.5 of this Agreement, the harm to the Company will likely be irreparable and without adequate remedy at law and, therefore, that injunctive relief with respect thereto will be appropriate. In the event of such breach or threatened breach, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to seek a temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach, without the obligation to post bond.

Section 10.6.    Equitable Modification. If any part of the covenants contained in this Article X or the duration thereof is deemed too restrictive by a court of competent jurisdiction, the court may alter the covenants and/or duration to make the same reasonable under the circumstances, and each of Attollo and Pettinelli acknowledges and agrees that they shall be bound thereby.

Section 10.7.    Modifications to Restricted Period. Notwithstanding anything to the contrary in this Article X, if Pettinelli’s employment ends prior to the fifth anniversary of the date hereof, then:

(a)        For purposes of Sections 10.1 and 10.2, (i) in the event of a Termination Without Cause (other than a Resignation For Good Reason), the Restricted Period shall expire as of the end of the payroll period in which Pettinelli ceases receiving Severance Payments (as defined in the Employment Agreement) or, if Pettinelli entirely waives Severance Payments, the Restricted Period shall expire on the last day of his employment with the Company; (ii) in the event of a Resignation For Good Reason, the Restricted Period shall expire on the last day of his employment with the Company; or (iii) in the event of a Termination For Cause, the Restricted Period shall expire on the date that is eighteen (18) months immediately after the last day of employment as a result of such Termination For Cause; and

(b)        For purposes of Sections 10.3 and 10.4, the Restricted Period shall expire on the date that is eighteen (18) months immediately after Pettinelli’s cessation of employment with the Company.

Article XI

Miscellaneous

Section 11.1.   Equitable Relief. The Members hereby confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section 11.1 to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Member from any other remedy it might have, either in law or in equity.

Section 11.2.    Representations and Covenants by the Members. Each Member represents, warrants, covenants, acknowledges and agrees that:

(a)        It is an individual or a corporation, limited liability company or partnership, as applicable, duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; it has all requisite power and authority to enter into this Agreement, to acquire and hold its Interest and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement has been duly authorized.

(b)        This Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by it are duly authorized, executed and delivered by and are and will be binding and enforceable against it.

(c)        Its execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets are subject, conflict with or violate any of the provisions of its organizational documents, or violate any statute or any order, rule or regulation of any Governmental Entity, that would materially and adversely affect the performance of its duties hereunder; such Member has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Member of its obligations hereunder.

(d)        There is no action, suit or proceeding pending or, to its knowledge, threatened against it in any court or by or before any other Governmental Entity that would prohibit its entry into or performance of this Agreement.

(e)         This Agreement is a binding agreement on the part of such Member enforceable in accordance with its terms against such Member.

(f)          It has been advised to engage, and has engaged, its own counsel (whether in-house or external) and any other advisors it deems necessary and appropriate. By reason of its business or financial experience, or by reason of the business or financial experience of its own attorneys, accountants and financial advisors (which advisors, attorneys and accountants are not Affiliates of the Company or any other Member), it is capable of evaluating the risks and merits of an investment in the Interest and of protecting its own interests in connection with this investment. Nothing in this Agreement should or may be construed to allow any Member to rely upon the advice of counsel acting for another Member or to create an attorney-client relationship between a Member and counsel for another Member.

(g)         It is acquiring the Interest for investment purposes for its own account only and not with a view to, or for sale in connection with, any distribution of all or a part of the Interest.

(h)         It is familiar with the definition of “accredited investor” in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended, and it represents that it is an “accredited investor” within the meaning of that Rule.

(i)          It is not required to register as an “investment company” within the meaning ascribed to such term by the Investment Company Act of 1940, as amended, and covenants that it shall at no time while it is a Member of the Company conduct its business in a manner that requires it to register as an “investment company”.

(j)          The funds used to fund such Member’s Capital Contributions are not, and will not at any time be, (i) the property of, or beneficially owned, directly or indirectly, by a Prohibited Person or (ii) the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

(k)         Unless disclosure would constitute a breach of any Applicable Laws, such Member shall supply to the Majority Member:

(i)         Promptly upon become aware of them, the details of any actual or potential violation by, or creation of liability for, any Member or any agent, direct, employee, or officer of any Member (or any counterparty of any such Person in relation to any transaction contemplated by this Agreement) of or in relation to any Anti-Corruption Laws or of any investigation or proceedings relating to the same;

(ii)        Copies of any correspondence delivered to, or received from, any regulatory authorities in relation to any matter referred to in Section 11.2(k)(i) above at the same time as they are dispatched or promptly upon receipt (as the case may be); and

(iii)       Promptly upon request by the Majority Member, such further information relating to any matter referred to in Sections 11.2(k)(i) and 11.2(k)(ii) above as the Majority Member may reasonably require.

(l)          Such Member:

(i)         Has complied, and at all times during the term of this Agreement will continue to comply, with all Applicable Laws, including the Anti-Corruption Laws and the Anti-Money Laundering Laws, and will not cause the Company to violate any such laws;

(ii)        Has not, and agrees that it shall not, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving the Company, any Subsidiary, the Majority Member, or the Majority Member’s Affiliates, make any payment, transfer anything of value, or offer anything of value, directly or indirectly (A) to any governmental official or employee (including employees of a governmental corporation or public international organization) or to any political party or candidate for public office; or (B) to any other Person if such payments or transfers would violate the laws of the country in which made, the laws of the United States, the United Kingdom or the European Union, including the trade sanction and economic embargo programs enforced by OFAC, or the laws of any other applicable country;

(iii)       Is not, and during the term of this Agreement shall not become, a Prohibited Person;

(iv)      Has implemented policies and procedures that are reasonably designed to ensure such Member’s and its Affiliates’ compliance with all Applicable Laws, including the Anti-Corruption Laws and the Anti-Money Laundering Laws, and to ensure that Sections 11.2(j), 11.2(k), and this Section 11.2(l) remain true and correct at all times with respect to such Member;

(v)       Will cause its directors, officers, employees, and agents to be trained on compliance with the Anti-Corruption Laws and the Anti-Money Laundering Laws on a periodic basis; and

(vi)      Shall immediately notify the other Members in writing if it becomes aware that any of the foregoing representations, warranties, or covenants are no longer true or have been breached or if such Member has a reasonable basis to believe that they may no longer be true or have been breached.

Section 11.3.        Additional Representations and Covenants of Attollo and Pettinelli. In addition to the representations and covenants of Attollo set forth in Section 11.2, each of Attollo and Pettinelli hereby represents, warrants, covenants, acknowledges or agrees as follows:

(a)         Attollo and Pettinelli (i) represent and warrant that (A) Control (i.e., Control that is exercisable without the consent or approval of any other Person) over Attollo is vested in Pettinelli, and (B) all of the direct and indirect economic ownership interests in Attollo are held by (1) Pettinelli, (2) his spouse and/or descendants, (3) trusts of which one or more individual(s) named under (1) and (2) are beneficiaries; and (4) any partnership, limited liability company or other entity of which any one or more of the individual(s) and/or trusts named under (1), (2) or (3) are all of the partners, members, shareholders, or participants, their immediate family members and/or trusts or other estate planning vehicles for the benefit thereof, and (ii) covenant and agree that the foregoing representations and warranties in this Section 11.3(a) shall continue to be true and correct at all times that Attollo is a Member.

(b)       Attollo and Pettinelli (i) represent and warrant that the ownership and control structure of Attollo as of the date hereof is shown on Schedule 11.3(b) and (ii) covenant, acknowledge and agree that they shall promptly notify the Manager of any changes in the ownership structures, control rights or interests from what is shown on Schedule 11.3(b).

(c)        Attollo and Pettinelli (i) represent and warrant and warrants that a true, correct and complete copy of the limited liability company agreement of Attollo has been provided to the Manager on or prior to the date hereof, and (ii) covenant that the terms of such agreement shall not be modified in a manner that in any way contradicts the terms of Sections 11.3(a) or 11.3(b) hereof.

(d)        Attollo and Pettinelli represent and warrant that they have not dealt with any broker or finder in connection with its entering into this Agreement and shall indemnify each other Member for all costs, damages and expenses (including reasonable attorneys’ fees) which may arise out of a breach of the aforesaid representation and warranty. Attollo agrees to pay any applicable fees and expenses due any broker or finder that Attollo or its Affiliate has engaged.

Section 11.4.    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except that Article X shall be governed by and construed in accordance with the laws of the State of Illinois. In particular, the Company is formed pursuant to the LLC Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided. Any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the City of New York and County of New York, and each party irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.5.     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns.

Section 11.6.    Confidentiality. By executing this Agreement, each Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at the time a Member of the Company (a) not to issue any press release or advertisement or take any similar action concerning the Company’s business or affairs without first obtaining consent of the Manager which shall not be unreasonably withheld, (b) not to publicize detailed financial information concerning the Company and (c) not to disclose the Company’s affairs generally; provided that the foregoing shall not restrict any Member from disclosing information concerning such Member’s investment in the Company to its officers, directors, employees, agents, legal counsel, accountants, other professional advisors, limited partners, members and Affiliates, or to prospective or existing investors of such Member or its Affiliates or to prospective or existing lenders to such Member or its Affiliates. Nothing herein shall restrict any Member from disclosing information that: (i) is in the public domain (except where such information entered the public domain in violation of this Section 11.6); (ii) was made available or becomes available to a Member on a non-confidential basis prior to its disclosure by the Company; (iii) was available or becomes available to a Member on a non-confidential basis from a Person other than the Company who is not otherwise bound by a confidentiality agreement with the Company or its representatives, or is not otherwise prohibited from transmitting the information to the Member; (iv) is developed independently by the Member; (v) is required to be disclosed by Applicable Laws (provided that prior to any such required disclosure, the disclosing party shall, to the extent possible, consult with the Manager and use best efforts to incorporate any reasonable comments of the Manager prior to such disclosure); or (vi) is expressly approved in writing by the Company. Notwithstanding anything to the contrary contained in this Agreement, in no event will any announcement or disclosure reference the name “Sculptor” or any derivation thereof without the prior written consent of the Majority Member. The provisions of this Section 11.6 shall survive the termination of the Company.

Section 11.7.    Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member, Administrator or Manager at its address (including via electronic mail) shown either in the Company’s books and records or on Schedule 3.1 hereto. Each such notice shall be effective (a) if given by electronic mail, upon transmission, provided that if such transmission is sent after 5:00 pm New York time on a Business Day, or on a day that is not a Business Day, then such notice shall be deemed given on the following Business Day, (b) if given by mail, on the fourth (4th) day after deposit in the mails (certified or registered return receipt requested) addressed as aforesaid, (c) if given by overnight courier service or by hand delivery, when received or if delivery is refused, and (d) if given by any other means, when delivered to and receipted for at the address of such Member, Administrator or Manager specified as aforesaid.

Section 11.8.   Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. In addition, the parties may execute this Agreement by telecopy or other facsimile machine or electronic transmission and such facsimile signature or electronic transmission shall be deemed an original.

Section 11.9.   Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings, express or implied, oral or written, between the parties with respect to such subject matter hereof.

Section 11.10.  Amendments. Any amendment to this Agreement shall be effective only if such amendment is evidenced by a written instrument duly executed and delivered by the Manager, provided that a Member’s consent shall be required with respect to any amendment that materially, adversely and disproportionately affects such Member, provided further that amendments to Section 6.4 to effect the admission of a third party as an additional Member shall not be deemed to disproportionately affect Attollo so long as all Distributions to pre-existing Members are subordinated to and/or diluted by such new Member’s Interest.

Section 11.11.    Waivers. No waiver of any breach of any term of this Agreement shall be effective unless made in writing signed by the party against whom enforcement of the waiver is sought, and no such waiver of any breach of that term or any other term of the same or different nature shall be construed as a waiver of any subsequent breach of that term of the same or different nature.

Section 11.12.    Severability. It is the express intention of the parties that the agreements contained herein shall have the widest application possible. If any agreement contained herein is found by a court having jurisdiction to be unreasonable in scope or character, the agreement shall not be rendered unenforceable thereby, but rather the scope or character of such agreement shall be deemed reduced or modified with retroactive effect to render such agreement reasonable and such agreement shall be enforced as thus modified. If the court having jurisdiction will not review the agreement, then the parties shall mutually agree to revise the unenforceable provision to as close as permitted by law to the provision declared unenforceable. The parties further agree that in the event a court having jurisdiction determines, despite the express intent of the parties, that any portion of any covenant or agreement contained herein is not enforceable, the remaining provisions of this Agreement shall nonetheless remain valid and enforceable.

Section 11.13.    No Partition. The Members hereby waive any right of partition they may have with respect to any assets of the Company, now existing or hereafter acquired.

Section 11.14.    Exhibits and Schedules. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement.

Section 11.15.    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 11.16.    Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH OTHER PARTY, AS APPLICABLE.

Section 11.17.    Cumulative Remedies. Except as otherwise expressly provided herein, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law or otherwise.

Section 11.18.    Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

Section 11.19.    No Third Party Beneficiaries. No provision of this Agreement (including any obligation of any Member to make Capital Contributions) shall be (a) interpreted as bestowing any rights whatsoever upon any third party, or (b) for the benefit of or enforceable by any creditors of the Company or of any Member.

Section 11.20.    Number of Days. In computing the number of days (other than Business Days) for purposes of this Agreement, all days shall be counted, including Business Days; provided, however, that if the final day of any time period falls on a day other than a Business Day, then the final day shall be deemed to be the next day which is a Business Day.

Section 11.21.    Waiver of Conflict. (a) The Majority Member acknowledges that the law firm Croke Fairchild Duarte & Beres LLC serves as counsel to Attollo and Pettinelli and may also perform services for the Company and any Subsidiaries. The Majority Member, by its execution hereof, acknowledges and consents to such multiple representation, and acknowledges that such firm is not representing the interest of the Majority Member in connection with this Agreement, and that in the event of any dispute hereunder, the law firm of Croke Fairchild Duarte & Beres LLC may continue to represent Attollo and Pettinelli.

(b)        Each of Attollo and Pettinelli acknowledges that the law firm Bryan Cave Leighton Paisner LLP serves as counsel to the Majority Member and may also perform services for the Company and any Subsidiaries. Each of Attollo and Pettinelli, by their execution hereof, acknowledges and consents to such multiple representation, and acknowledges that such firm is not representing the interest of Attollo or Pettinelli in connection with this Agreement, and that in the event of any dispute hereunder, the law firm of Bryan Cave Leighton Paisner LLP may continue to represent the Majority Member.

Section 11.22.    Time of the Essence. Time is of the essence as to the parties’ obligations under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MEMBERS:

CAPGROW HOLDINGS MEMBER LLC,
a Delaware limited liability company

By:	/s/ Steven E. Orbuch
Name: Steven E. Orbuch
Title: Authorized Person

[Signatures Continue on Following Page]

[Signature Page to Second Amended and Restated LLC Agreement of CapGrow Holdings JV LLC]

ATTOLLO VENTURE LLC,
a Delaware limited liability company

By:	/s/ Matthew Pettinelli
Name: Matthew Pettinelli
Title: Authorized Person

Agreed for purposes of Sections 11.3 and 11.21 and
Article X:

/s/ Matthew Pettinelli
Matthew Pettinelli

[Signature Page to Second Amended and Restated LLC Agreement of CapGrow Holdings JV LLC]

Schedule 3.1

Members, Addresses, Initial Capital Contributions, Initial Percentage Interests

Member Name and Address		Initial Capital Contribution	Initial Percentage Interest
CapGrow Holdings Member LLC a Delaware limited liability company		$210,667,834.89	92.0%

Address:	9 West 57th Street, 40th Floor New York, New York 10019 Attention: Steven E. Orbuch
Email:	steven.orbuch@sculptor.com

and:

Address:	9 West 57th Street, 40th Floor New York, New York 10019 Attention: Real Estate Asset Management
E-mail:	sreassetmgmt@sculptor.com

with a copy to:

Address:	Bryan Cave Leighton Paisner LLP 1290 Avenue of the Americas New York, New York 10104 Attention: Ronald Emanuel, Esq.

E-mail:	rbemanuel@bclplaw.com

Attollo Venture LLC a Delaware limited liability company		$18,318,942.16	8.0%

Address:	320 West Ohio, Suite 650 Chicago, Illinois 60654 Attention: Matthew Pettinelli

E-mail:	MPettinelli@capgrowpartners.com

with a copy to:

Address:	Croke Fairchild Duarte & Beres LLC 180 N. LaSalle St., Ste. 3400 Chicago, Illinois 60601 Attention: Patrick Croke and Jessica Fairchild

E-mail:	pcroke@crokefairchild.com and jfairchild@crokefairchild.com

Schedule 4.1(a)

Administrator’s Duties

In addition to its specified duties and obligations in the body of this Agreement, the Administrator shall have the following additional duties and responsibilities (subject in each instance to Section 4.1(c) of this Agreement):

1.       Administer the day-to-day operations of the Company, its Subsidiaries and the Properties pursuant to the Budget.

2.       At the request of the Manager, oversee and manage all professionals, consultants, advisors and other contractors retained by the Company or any Subsidiary; and, at the request of the Manager, the Administrator shall make recommendations as to which such professionals, consultants, advisors and other contractors should be so retained

3.       At the request of the Manager, cause all revenues, receipts and all other payments, cash or income of any kind, type or nature, received by the Company or any Subsidiary to be deposited into such accounts at such banks or other financial institutions as are determined by the Manager (and, upon request of the Manager, establish those accounts).

4.       At the request of the Manager, perform such advisory, consultation and asset management services as are customarily provided in asset management agreements for properties similar to the Properties.

5.       Subject to approval by the Manager, cause the Company or any applicable Subsidiary to procure (and thereafter ensure that such insurance remains in effect) all insurance required by the Manager to be carried; and, at the request of the Manager, make recommendations with respect thereto.

6.       (i) Prepare proposed budgets for approval by the Manager, (ii) implement and track the Budget and promptly notify the Manager if any line item thereof is (or is about to be) exceeded, and (iii) periodically make recommendations to the Manager about whether or not any Reserves should be maintained.

7.       Without limiting the generality of any other provision hereof, (i) upon learning thereof, promptly notify the Manager of any material event, occurrence or condition that occurs or arises with respect to the Company Assets or any portion thereof, including as to the Company’s Subsidiaries and/or the Properties, and (ii) provide the Manager with such information as the Manager may reasonably request from time to time.

8.       Subject to approval of the Manager, negotiate and prepare documentation for mortgage debt to be secured by the Properties.

9.       Perform all duties and obligations imposed on the Administrator pursuant to any other provisions of this Agreement.

Schedule 4.1(h)(i)

Compliance Policy

I.	ANTI-CORRUPTION POLICY

This Policy prohibits Attollo and Pettinelli and any Person working on behalf of the Company or any Subsidiary from promising, offering, receiving, authorizing or paying, either directly or indirectly, anything of value to anyone to improperly obtain or retain business or to improperly direct business to any person or company, or to improperly gain a competitive advantage (i.e. “Bribes”). Bribes are not limited to cash payments. Rather, an improper payment may include anything of value, including money, transfer of stock, bonds or any other property, the payment of expenses, the providing of services of any type, the assumption or forgiveness of any indebtedness, or any other transfer of goods, services, political contributions, gifts, travel, entertainment, commissions, shares, debt forgiveness or discounts, tangibles or intangibles that accrues to the benefit of the ultimate recipient or promotes his or her interests. The prohibition against Bribes extends to U.S. federal, state, local and other government officials (“U.S. Officials”), foreign officials and commercial parties.

In addition, Attollo, Pettinelli and any employee, agent or contractor conducting the business of the Company or any Subsidiary, will ensure that all gifts and entertainment furnished during the course of the Company’s or applicable Subsidiary’s business are permissible under local law and the rules of the recipient’s organization, are not lavish and are reasonable in value in the circumstances, are not given in connection with a specific decision to grant or extend business or provide a business advantage, and are given without any expected or implied obligation on the part of the recipient. Gifts of cash or cash equivalents are strictly prohibited.

This Policy applies to all gifts and entertainment, whether or not reimbursed by the Company or a Subsidiary.

Stricter rules generally apply to gifts and entertainment for public officials. In many instances, local law or the rules of the official’s organization prohibit the receipt of gifts. No gifts or entertainment may be given or provided on behalf of, or in connection with the business of, the Company or any Subsidiary to any government official whether domestic or foreign, regardless of value and whether or not paid for or reimbursed by the Company or a Subsidiary.

Attollo and Pettinelli shall use commercially reasonable efforts to cause all Persons (including contractors, consultants and agents) conducting business on behalf of the Company or any Subsidiary to perform their responsibilities in accordance with this anti-corruption policy.

II.	ANTI-MONEY LAUNDERING POLICY

This Policy prohibits Attollo and Pettinelli and any Person working on behalf of the Company or any Subsidiary from engaging in or otherwise facilitating money laundering. Money laundering is the process by which persons attempt to conceal the origin or ownership of the proceeds of illegal activities while still retaining control over such proceeds. Money laundering is often carried out through three stages: (1) introducing illegal proceeds into the financial system; (2) carrying out a series of transactions or transfers in order to distance the funds from the original source; and (3) reintroducing the newly “cleansed” proceeds into the financial system. Engaging in any action that facilitates money laundering by another person is also prohibited by Applicable Laws.

The following are examples of activity that could constitute money laundering or evidence of money laundering:

●	Engaging in a financial transaction while knowing or having a reason to know that the transaction is facilitating a crime;

●	Accepting an investment while knowing or willfully disregarding the fact that the investment funds are the proceeds of criminal activity;

●	Engaging in a financial transaction knowing that the funds being used are derived from the proceeds of criminal activity;

●	Carrying out fund transfers that are designed to conceal the origin or source of illegally obtained funds;

●	Facilitating a financial transaction while willfully or recklessly disregarding the source of an investor’s assets;

●	Advising an investor how to structure a transaction to avoid reporting requirements imposed by a government authority; or

●	Notifying or “tipping off” an investor potentially involved in suspicious activity that such activity is being investigated or reported to government authorities.

III.	OFAC COMPLIANCE POLICY

The U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) administers and enforces economic and trade sanctions programs pursuant to Presidential and Congressional mandates. All U.S. persons must comply with the OFAC requirements that prohibit U.S. persons from entering into various prohibited transactions with particular jurisdictions or “specially designated nationals” (i.e., persons identified by OFAC), no matter where the transaction takes place. The prohibitions also extend to facilitating transactions that a U.S. person could not properly engage in directly, even if the transaction is carried out by foreign persons in foreign currency, involves foreign commodities, and takes place entirely outside the United States. Criminal violations of the statutes administered and enforced by OFAC may result in significant fines, asset forfeiture, and imprisonment.

Neither the Company nor any Subsidiary will engage in, facilitate, or authorize any OFAC-prohibited investments or transactions, directly or indirectly. To the extent appropriate given an assessment of the sanctions risk for proposed investment transactions or business relationships of the Company or any Subsidiary, Pettinelli will, prior to engaging in the proposed transactions or relationships, determine whether the proposed relationships are prohibited under OFAC requirements or whether the individual(s) or entities involved are included on any OFAC lists. To perform such reviews, Pettinelli may request that background reviews, research or OFAC checks be conducted. Note that the SDN list is changed frequently. To the extent appropriate given the sanctions risk associated with its investments and business partners, the Company also will periodically compare updates to the OFAC lists to the names of some or all of its and its Subsidiaries’ current business partners and will, as necessary, identify OFAC matches, reject transactions, block assets, and terminate relationships with any prohibited entities and individuals.

Schedule 4.1(h)(i) – Page 2

IV.	RECORD KEEPING

It is the Company’s policy that all transactions involving Company or Subsidiary funds or assets should be recorded accurately and in reasonable detail. Records must completely reflect the transactions and asset dispositions of the Company and each Subsidiary wherever they take place.

V.	BUSINESS PARTNER AND THIRD-PARTY DUE DILIGENCE

To the extent appropriate given an assessment of the legal and reputational risks associated with proposed business partners and third parties, the Company shall conduct risk-based due diligence procedures on all relevant proposed business partners and third parties. As appropriate given the assessed risk, this diligence may include the legitimacy of the proposed transaction, the lawfulness of the transaction, the source of funds, and the risk profile of the business partner or third party. As appropriate given the assessed risk, the Company may also include anticorruption and sanctions terms in its contracts with material business partners.

Schedule 4.1(h)(i) – Page 3

Schedule 4.1(h)(ii)

Vendor Compliance Language

[VENDOR] shall comply with all applicable laws, statutes, regulations and codes, including without limitation those relating to anti-bribery and anti-corruption, including without limitation the Foreign Corrupt Practices Act of 1977 and Bribery Act 2010, each as amended (the “Relevant Requirements”). At any time when requested by [the Company/Subsidiary], [VENDOR] shall certify in writing that [VENDOR] is and at all times has been in compliance with all Relevant Requirements. [The Company/Subsidiary] may terminate this agreement immediately by giving written notice to [VENDOR] if [VENDOR] is, or [the Company/Subsidiary]reasonably suspects that [VENDOR] is, in not in compliance with the Relevant Requirements.

Schedule 4.2(a)

Unanimous Actions

1.       Admit new members to the Company in a manner that dilutes Attollo’s Percentage Interest by a higher percentage than the percentage by which the Majority Member’s Percentage Interest is diluted in connection with such admission.

2.       Amend the Certificate or this Agreement, except as permitted in Section 11.10.

3.       Cause the Company to enter into any agreement or transaction with any Affiliate of the Manager, if such agreement is not on market (or more favorable to the Company) terms.

4.       Cause the Company to pay any management or service fee to the Majority Member or any Affiliate of the Majority Member.

Schedule 7.5(b)

Reporting Deliverables

The primary books and records shall be prepared under the historical cost basis of accounting. Account analyses and reconciliations shall be prepared on a consolidated basis, as preferred and applicable. If these analyses or reconciliations are maintained electronically, please provide excel copy as well.

A.	Promptly after the closing of any Asset Onboarding/Sale:

●	Acquisition Close Workbook and Related Supporting Entries and Documents – a week after acquisition close

●	Asset Sale Workbook and Related Supporting Entries and Documents – a week after sale or a week before month end close

●	Property Service Questionnaire for REIT compliance testing

B.	Due on the 20th calendar day of each month with respect to the prior calendar month, or such other time designated by the Manager:

●	Analysis of monthly Distribution, as applicable and to be coordinated with the Manager

C.	Due on the 20th calendar day of each month with respect to the then-current calendar month (it being understood that monthly accounting will close on the 15th calendar day of each month), or such other time designated by the Manager, as certified to be correct by the Administrator:

●	Basic Financial Statements

○	Consolidated Balance sheet

○	Month to Date (“MTD”) or Quarter to Date (“QTD”) and Year to Date (“YTD”) Income Statement

○	Statement of Equity by Partner/Member

●	MTD and YTD Trial Balance with Financial Statement Mapping/Grouping – MTD Trial Balance will be used for importing monthly transactions in the GL system to be maintained by the Manager

●	YTD General Ledger

●	Bank Activity Report as of the 15th day of the current month

●	Analysis of Escrow/Restricted Cash and related escrow statements

●	Condensed and Detailed Aged Receivable Report

●	Rollforward of Accounts Receivable and Deposit Summary Report

●	Analysis of Allowance for Doubtful Accounts

●	Rollforward of Deferred Leasing Costs (without amortization)

○	Disclose beginning, additions, disposal/write-off, ending balance, book value, lease start and end date

●	Details of Prepaid Expenses and Other Assets

●	Rollforward of Real Estate (without depreciation)

○	Disclose beginning, additions, disposal/write-off, ending balance, book value, acquisition date and useful lives

●	Rollforward of Intangible Assets/Liabilities (without amortization)

○	Disclose beginning, additions, disposal, ending balance, book value, acquisition date and useful lives

●	Details of Right-of-Use assets, if applicable (without depreciation)

●	Details of Tenant Improvements/Construction in Progress, if there is any, and related supporting documents (without depreciation)

●	Analysis of Prepaid or Accrued Real Estate

○	Disclose whether real estate or personal property tax, taxable year (i.e. calendar year or fiscal year end), estimate vs actual amount and due date

●	Analysis of Prepaid or Accrued Real Insurance

●	Condensed and Detailed Aged Payable Report by Vendor

●	Details of Accrued Expenses and Other Liabilities

●	Rollforward of Mortgage Loan Payable

○	Disclose loan closing date, maturity date, interest rate (i.e., SOFR + spread, Prime + Spread) and extension options

●	Summary of Derivative Contracts, related valuation report and hedge documentation, if any.

●	Details of Security Deposits

●	Details of Unearned Rent

●	Other Balance Sheet Account Reconciliations if material and not separately listed.

●	Master Property Schedule

○	Detailed Rent Roll showing unit numbers, unit types, lease dates, rent amounts, tenant name, option information, etc.

○	Asking Rent & Terms for all vacant space

○	Occupancy Percentage

●	Calculation of Management Fee and related support, if applicable

●	Analysis of Gain/Loss from Asset Sale – provide sales journal entries and related support.

D.	Due no later than the 3rd calendar day following month end (assuming material adjustments were subsequently posted, as applicable), or such other time designated by the Manager, as certified to be correct by the Administrator:

●	Basic Financial Statements and Trial Balance, as listed above, if revised

●	YTD General Ledger, if revised

●	Bank Statements and Reconciliation

●	Summary of Cash Entries, including Supporting Analyses, from the 15th day of the calendar month through end of month to be booked as top side entries

●	Reconciliation of Deferred Rent Receivable and related Straight-line Lease Calculation

●	Rollforward of Deferred Leasing Costs and Accumulated Amortization

○	Disclose beginning, additions, disposal/write-off, ending balance, book value, lease start and end date

●	Rollforward of Real Estate and Accumulated Depreciation – disclose beginning, additions, disposal/write-off, ending balance, book value, acquisition date and useful lives

●	Copies of Loan Statements

●	Rollforward of Intangible Assets/Liabilities and Accumulated Amortization

○	Disclose beginning, additions, disposal, ending balance, book value, acquisition date and useful lives

●	Details of Right-of-Use assets and related Amortization schedule, if applicable

●	Details of Accrued Expenses and Other Liabilities, if adjusted

●	Copies of lease abstracts and new or modified lease agreements

E.	Due no later than 20th after month end (or such other time designated by the Manager):

●	Summary of Significant Events, as certified to be correct by the Administrator

○	Narrative and financial overview of the investment/property, including actuals vs. budget, period over period analysis, general observations, leasing activity, occupancy, and capital projects.

○	Comparative Balance Sheet

○	Comparative Income Statement

○	Year-to-date Actual to Budget Report

Schedule 7.5(b) – Page 2

○	Month over Month Actual Variance Analysis – provide detailed explanation of variances above a predefined threshold designated by the Manager

○	Quarterly Quarter over Quarter and Year over Year Actual Variance Analysis - provide detailed explanation of variances above a predefined threshold designated by the Manager

F.	Due no later than the 3rd calendar day after quarter end, or such other time designated by the Manager:

●	Statement of Cash Flow and related Analyses

●	Summary of five-year amortization of Intangible Assets and Liabilities and calculation of weighted average useful lives by type

●	Contractual Mortgage Loan Maturities Schedules by year

○	For the first three quarters, disclose the remaining contractual maturities for the current year.

●	Contractual Remaining Rent Maturities Schedules by year, as a lessor and a lessee

○	For the first three quarters, disclose the remaining contractual rent for the current year.

G.	Due no later than 30th day after month/quarter end (or such time as designated by the Manager):

●	Loan Compliance Package, including supporting loan covenant calculation.

Schedule 7.5(b) – Page 3

Schedule 9.7(b)(ii)

Liquidity Cap

	Liquidity Notice is Given On or After the 36th Month Anniversary and Prior to 5th Anniversary of the Date Hereof	Liquidity Notice is Given On or After 5th Anniversary of the Date Hereof
Base Liquidity Cap	25% of the Total Attollo Contribution	25% of the Total Attollo Contribution
Situation Allowing Increased Liquidity Cap above the Base Liquidity Cap	Liquidity Cap becomes 50% of the Total Attollo Contribution if Pettinelli has been subject to a Termination Without Cause or Pettinelli has given a Resignation For Good Reason

Liquidity Cap becomes 50% of the Total Attollo Contribution if:

●     Pettinelli has been subject to a Termination Without Cause or Pettinelli has given a Resignation For Good Reason; or

●     Pettinelli is employed on the fifth anniversary of the date hereof, but the Employment Agreement is not further extended beyond such date for any reason other than a Disqualifying EA Non-Renewal (including if the Company does not deliver a Qualifying Company EA Renewal Notice to Pettinelli); or

●     the Liquidity Notice is given on or after the tenth (10th) anniversary of the date hereof.

Schedule 9.7(c)(i)

Example Calculation of Liquidity Right

Assumptions:

●	Attollo makes no additional cash Capital Contributions.

●	Attollo does not exercise the Liquidity Right until the 6th anniversary of the date hereof.

●	Attollo makes a Crystallization Election on the first Quinquennial Date, at which time the Net Asset Value is $500,000,000 and Attollo’s Hypothetical Distributions (which would include some Promote Distributions) would be $54,500,000, so Attollo’s post-Crystallization Election Percentage Interest is 10.9%.

●	The Term of the Employment Agreement was extended for a second five-year Term on the 5th anniversary and Pettinelli remains employed as of the 6th anniversary of the date hereof.

●	No further Capital Contributions are made between the first Quinquennial Date and the 6th anniversary.

●	As of the 6th anniversary, the Net Asset Value is $520,000,000 and Attollo’s Hypothetical Distributions would be $56,680,000 (which would not include any Promote Distributions).

●	As of the 6th anniversary, Attollo exercises the Liquidity Right and chooses a Liquidity Amount of $4,500,000.

Example Section 9.7(c)(i) Calculation:

●	The Liquidity Percentage would be 7.94% (= $4,500,000 Liquidity Amount / ($56,680,000 Hypothetical Distributions - $0 Promote Distributions).

●	The Percentage Interest transferred would be 0.8655% ( = 7.94% Liquidity Percentage * Attollo’s 10.9% Percentage Interest).

●	Attollo’s partial Interest would be exchanged for OP Units valued at $4,500,000 (= the Liquidity Amount).

●	After the exercise of the Liquidity Right, the Majority Member would be deemed to have made a Capital Contribution as of the Quinquennial Date equal to $4,327,300 (= 7.94% Liquidity Percentage * Attollo’s $54,500,000 deemed Capital Contribution as of the Quinquennial Date) and Attollo would be deemed to have contributed the remainder. IRR and subsequent adjustments to Percentage Interests after the exercise of the Liquidity Right will be calculated based on these deemed contributions.

Schedule 9.7(d)

Form of OP Unit Certification

OP UNIT CERTIFICATION

This certification is made and delivered by __________________ (herein called the “OP Unit Recipient”) as of _____________________, 20__ pursuant to Section 9.7 of that certain Second Amended and Restated Limited Liability Company Agreement of CapGrow Holdings JV LLC, dated as of January [__], 2023, by and between CapGrow Holdings Member LLC and Attollo Venture LLC (said agreement, as the same may have been modified or amended, is herein called the “LLC Agreement”). Each capitalized term used but not defined herein shall have the meaning given to such term in the LLC Agreement. This certificate may be relied upon by Sculptor Diversified REIT Operating Partnership LP, a Delaware limited partnership (“SDREIT OP”) and Majority Member (and their respective successors and assigns) in connection with the determination by SDREIT OP to issue OP Units to the OP Unit Recipient.

For good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the OP Unit Recipient hereby represents and certifies that:

(i)          OP Unit Recipient (x) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an acquisition of the OP Units and is able to bear the economic risk of a loss of an investment in the OP Units and (y) is acquiring the OP Units for its own account and is not acquiring any OP Units with a view to the distribution of the OP Units or any present intention of offering or selling any of the OP Units in a transaction that would violate the Securities Act of 1933, as amended, including the General Rules and Regulations promulgated thereunder (collectively, the “Act”), or the securities laws of any state or any other applicable jurisdiction.

(ii)         OP Unit Recipient is, and upon receipt of the OP Units will be, an accredited investor, as defined in Rule 501(a) of Regulation D under the Act.

(iii)        OP Unit Recipient (i) has had access to certain financial and other information and documentation, including, without limitation, the most current Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission (“SEC”) filed (if any) by SDREIT OP and SDREIT Parent and available on the SEC’s website at www.sec.gov, and (ii) has had access to such additional financial and other information, and been afforded the opportunity to ask questions of representatives of SDREIT OP and SDREIT Parent, and to receive answers to those questions, as it has deemed necessary in connection with its acquisition of OP Units pursuant hereto. OP Unit Recipient has had an opportunity to review the agreement of limited partnership of SDREIT OP and agrees to be bound by, and understands, its terms.

(iv)        OP Unit Recipient acknowledges that the OP Units will be issued in a transaction not involving any public offering within the meaning of the Act, and the OP Units will not have been registered and may never be registered under the Act. OP Unit Recipient shall not offer, sell, transfer or otherwise dispose of all or any portion of the OP Units (other than by a redemption of OP Units pursuant to the agreement of limited partnership of SDREIT OP) except (a) pursuant to an effective registration statement under the Act or (b) pursuant to an exemption from registration under the Act and applicable state securities and blue sky laws, provided that, in the case of this clause (b), SDREIT OP receives an opinion of counsel from counsel to the transferring OP Unit Recipient, which counsel shall be satisfactory to SDREIT OP, and which opinion shall be in form and substance satisfactory to SDREIT OP, to the effect that the proposed sale, transfer or other disposition of the OP Units does not require registration under the Act and under applicable state securities or blue sky laws.

(v)         OP Unit Recipient acknowledges and agrees that the OP Units may be in the form of physical certificates and that unless and until such OP Units shall have been registered under the Act, any such certificates will bear a legend (or, if the OP Units are held in book-entry form, will bear an electronic entry) to the following effect:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, IN FORM AND SUBSTANCE SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS. IN ADDITION, THE LIMITED PARTNERSHIP INTEREST EVIDENCED BY THIS CERTIFICATE MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP OF SDREIT OP, AS AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM SDREIT OP AT ITS PRINCIPAL EXECUTIVE OFFICE.

(vi)        With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by the LLC Agreement, including an investment in OP Units, the OP Unit Recipient is not relying on the Majority Member, SDREIT OP or SDREIT Parent (or any agent or representative of the Majority Member, SDREIT OP or SDREIT Parent). OP Unit Recipient has carefully considered and, to the extent it believes such discussion necessary, discussed with its professional legal, tax, accounting, financial and other advisors the suitability of its proposed investment in the OP Units and the method by which such investment will be made.

(vii)       OP Unit Recipient acknowledges and agrees that the first distribution paid in respect of the OP Units will be prorated based on the portion of the quarterly period in respect of which such distribution is paid that such OP Units were outstanding.

(viii)      OP Unit Recipient acknowledges and agrees that it has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement or any other form of advertising or general solicitation with respect to the OP Units.

[signature page follows]

Schedule 9.7(d) – Page 2

IN WITNESS WHEREOF, the undersigned OP Unit Recipient has executed this Certificate as of the date first set forth above.

[SIGNATURE BLOCK FOR OP UNIT RECIPIENT TO BE INSERTED HERE]

Schedule 9.7(d) – Page 3

Schedule 11.3(b)

Sponsor Ownership and Control